                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        THE STANDARD PRODUCTS COMPANY
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                        THE STANDARD PRODUCTS COMPANY
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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


                                                                          PROXY STATEMENT
                                                                          SELECTED FINANCIAL DATA
                                                                          MANAGEMENT'S DISCUSSION
                                                                          AND ANALYSIS
                                                                          1998 CONSOLIDATED
            THE STANDARD PRODUCTS COMPANY                                 FINANCIAL STATEMENTS
                                                                          AND NOTES

THE STANDARD PRODUCTS COMPANY LOGO

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

     Notice is hereby given that the annual meeting of shareholders of The Standard Products Company, an Ohio corporation (the "Company"), will be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio 44102, on Tuesday, October 20, 1998, at 9:00 a.m., Cleveland time, for the following purposes:

          1. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in said reports is contemplated.

          2. To elect five directors, each to serve for a term of three years.

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on September 8, 1998, will be entitled to notice of and to vote at said meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By order of the Board of Directors,

                                          Richard N. Jacobson
                                          RICHARD N. JACOBSON
                                          General Counsel and Secretary

Dated: September 15, 1998

                         THE STANDARD PRODUCTS COMPANY

                                PROXY STATEMENT
                               ------------------

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of The Standard Products Company, an Ohio corporation (the "Company"), to be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio 44102, on Tuesday, October 20, 1998, at 9:00 a.m., Cleveland time. This proxy statement and the accompanying notice and proxy will first be sent to shareholders by mail on or about September 15, 1998.

     Annual Report. A copy of the Company's Summary Annual Report to Shareholders for the fiscal year ended June 30, 1998, is enclosed with this proxy statement. The Company's audited consolidated financial statements and certain other financial information for its fiscal year ended June 30, 1998, are included as pages F-1 to F-27, inclusive, annexed to this proxy statement.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company has retained Georgeson & Company, at an estimated cost of $8,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation of proxies by mail, Georgeson & Company and regular employees of the Company may solicit proxies by telephone or facsimile.

     If the enclosed proxy is returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, they will be voted to elect the directors set forth under "Election of Directors" below. A shareholder's presence alone at the meeting will not operate to revoke his or her proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by executing and delivering a later-dated proxy or by giving notice to the Company in writing at its corporate headquarters at 2401 South Gulley Road, Dearborn, Michigan 48124, Attn: Corporate Secretary or in open meeting.

     Outstanding Shares. The close of business on September 8, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On such date, the Company's voting securities outstanding consisted of 16,469,692 Common Shares, $1 par value, each of which is entitled to one vote at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to persons known to management to be the beneficial owners as of June 30, 1998, of more than five percent of the Company's Common Shares:

                                                                AMOUNT AND NATURE OF       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP       OF CLASS
            ------------------------------------                --------------------       --------
James S. Reid, Jr.(1).......................................         1,296,494(2)            7.9%
  2401 South Gulley Road
  Dearborn, MI 48124
National City Corp.(3)......................................           980,756               6.0%
  1900 East Ninth Street
  Cleveland, OH 44114

-------------------------
(1) Mr. Reid is Chairman of the Board of Directors of the Company.

(2) Comprised of 817,554 shares owned by Mr. Reid; 139,196 shares owned by his wife, Donna S. Reid; 2,400 shares which Mr. Reid has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days; 71,987 shares held by a life trust in which Mr. Reid has a remainder interest; 1,817 shares held for his account under the Company's Employee Stock Purchase Plan and 14,709 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; and 249,431 shares held by The Standard Products Foundation, of which Mr. Reid is President and a trustee. The number of shares shown above does not include shares owned by Mr. Reid's children or grandchildren, and 205,157 shares held by a trust as to which Mr. Reid is an income beneficiary and John D. Drinko, a member of the Board of Directors, is trust advisor, which shares are included in the number of shares reported by Mr. Drinko.

(3) The information contained herein is based upon a Schedule 13G filing made by National City Corp. ("NCC") for the period ended December 31, 1997. According to its Schedule 13G filing, NCC has sole dispositive power over 2,300 shares, shared dispositive power over 440,030 shares, and sole voting power over all 980,756 shares held by it. The shares reported by NCC include 321,418 shares reported by Mr. Reid (see footnote 2 above); 325,709 shares reported by John D. Drinko (see footnote 2 to "Security Ownership of Directors and Executive Officers" below), with respect to all of which shares NCC's 13G filing states that it has shared dispositive power; 80,700 shares reported by Mr. Sigel (see footnote 3 to "Security Ownership of Directors and Executive Officers" below), with respect to all of which shares NCC's 13G filing states that it has shared dispositive power; and 3,000 shares reported by Mr. Myers (see footnote 7 to "Security Ownership of Directors and Executive Officers" below).

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the beneficial ownership of Common Shares of the Company as of June 30, 1998, by (a) the Company's directors (including nominees for director); (b) the persons who served as the Company's Chief Executive Officer during fiscal 1998 and the other four most highly compensated executive officers named in the Summary Compensation Table; and (c) the Company's executive officers and directors as a group. Except as otherwise described in the notes below or in footnotes 2 and 3 to "Security Ownership of Certain Beneficial Owners" above, the following beneficial owners have sole voting power and sole dispositive power with respect to all Common Shares set forth opposite their names.

                                                                 NUMBER OF SHARES        PERCENT
                  NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED       OF CLASS
                  ------------------------                      ------------------       --------
James S. Reid, Jr...........................................        1,296,494(1)            7.9%
John D. Drinko..............................................          772,052(2)            4.7%
John D. Sigel...............................................          305,980(3)            1.9%
Leigh H. Perkins............................................          270,872(4)            1.6%
Theodore K. Zampetis........................................          148,666(5)             (6)
Malcolm R. Myers............................................           87,125(7)             (6)
Ronald L. Roudebush.........................................           62,283(8)             (6)
Curtis E. Moll..............................................           52,185(9)             (6)
Alan E. Riedel..............................................           25,012                (6)
W. Hayden Thompson..........................................           20,000                (6)
John Doddridge..............................................           10,000                (6)
Edward B. Brandon...........................................            6,825(10)            (6)
Alfred M. Rankin, Jr........................................            2,500                (6)
James C. Baillie............................................            2,000                (6)
James F. Keys...............................................           49,704(11)            (6)
Stephan J. Mack.............................................           26,480(12)            (6)
Donald R. Sheley, Jr........................................           16,589(13)            (6)
All Executive Officers and Directors as a Group.............        3,230,244              19.6%

-------------------------
 (1) A description of the Common Shares beneficially owned by Mr. Reid is set forth in Note 2 under "Security Ownership of Certain Beneficial Owners" above.

 (2) Comprised of 46,920 shares owned by Mr. Drinko; 22,680 shares held in an individual retirement account of which Mr. Drinko is the beneficiary; 38,933 shares owned by his wife, Elizabeth G. Drinko; 155,076 shares owned by a corporation of which Mr. Drinko is a shareholder, officer and director; 54,218 shares owned by a charitable foundation established by Mr. Drinko and his wife; 205,157 shares held by a trust as to which Mr. Drinko is a trust advisor and of which Mr. Reid is an income beneficiary; 124,062 shares owned by a foundation of which Mr. Drinko is President and a trustee; and 125,006 shares held by a charitable lead trust of which Mr. Drinko is a co-trustee. The number of shares shown in the table above does not include 77,700 shares held by a charitable lead trust in which Mr. Drinko and Mr. Sigel are co-trustees; 78,125 shares owned by Cloyes Gear & Products, Inc. of which Mr. Drinko and Mr. Myers are directors; 3,000 shares owned by a foundation of which Mr. Drinko and Mr. Myers are trustees; and 29,752 shares owned by a foundation of which Mr. Drinko and Mr. Perkins are trustees.

 (3) Comprised of 17,888 shares owned by Mr. Sigel; 179,766 shares owned by his wife, Sally C. Reid; 27,626 shares held in custodial accounts for Mr. Sigel's minor children; and 80,700 shares owned by a charitable lead trust of which Mr. Sigel and Mr. Drinko are co-trustees. In addition, Mr. Sigel is a trustee of The Standard Products Foundation, which owns 249,431 shares, which shares are included in the number of shares reported by Mr. Reid, and are not included in the number reported by Mr. Sigel. Mr. Sigel is the son-in-law of Mr. Reid, Chairman of the Board of Directors of the Company.

 (4) Comprised of 125,473 shares owned by Mr. Perkins; 88,147 shares owned by his wife, Romi Perkins, who has voting and dispositive power over such shares; 29,752 shares owned by a foundation of which he and Mr. Drinko are trustees; and 27,500 shares owned by a foundation of which Mr. Perkins is a co-trustee, and over which shares Mr. Perkins has shared dispositive power.

 (5) Comprised of 110,080 shares owned by Mr. Zampetis (which amount includes 30,727 restricted shares earned in fiscal 1996, 1997, and 1998 but subject to forfeiture); 24,833 shares owned by his wife, Ann J. Zampetis; 806 shares held for his account under the Company's Employee Stock Purchase Plan; 11,747 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; and 1,200 shares which Mr. Zampetis has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

 (6) Represents less than one percent.

 (7) Comprised of 6,000 shares owned by Mr. Myers; 78,125 shares owned by Cloyes Gear & Products, Inc., in which shares Mr. Myers shares voting and dispositive power; and 3,000 shares owned by a foundation of which Mr. Myers and Mr. Drinko are trustees, and with respect to which Mr. Myers shares voting and dispositive power.

 (8) Comprised of 110 shares held for Mr. Roudebush's account under the Company's Employee Stock Purchase Plan; 537 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; 11,636 restricted shares earned in fiscal 1998, but subject to forfeiture; and 50,000 shares which Mr. Roudebush has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

 (9) Comprised of 210 shares owned by his wife, Sara Moll; 45,725 shares owned by the pension fund of MTD Products, Inc.; and 6,250 shares owned by a charitable foundation of which he is a trustee.

(10) In addition, Mr. Brandon is a trustee of The Standard Products Foundation, which owned 249,431 shares as of June 30, 1998, which shares are included in the number of shares reported by Mr. Reid.

(11) Comprised of 36,466 shares owned by Mr. Keys (which amount includes 12,291 restricted shares earned in fiscal 1996, 1997, and 1998 but subject to forfeiture); 2,458 shares held for Mr. Keys in his account under the Company's Individual Retirement and Investment Trust Plan; and 10,780 shares which Mr. Keys has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

(12) Comprised of 16,055 shares owned by Mr. Mack; 1,105 shares held for Mr. Mack in his account under the Company's Individual Retirement and Investment Trust Plan; and 9,320 shares which Mr. Mack has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

(13) Comprised of 6,000 shares owned by Mr. Sheley; 484 shares held by Mr. Sheley's account under the Company's Employee Stock Purchase Plan; 105 shares held for his account under the Company's Individual Retirement and Investment Trust Plan; and 10,000 shares which Mr. Sheley has the right to acquire pursuant to stock options currently exercisable or exercisable within 60 days.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Amended Code of Regulations, the Board of Directors has fixed the number of directors at fourteen, divided into two classes of five and one class of four. The number of directors had been fixed at thirteen until July 24, 1997, when the Board, acting under its authority as set forth in the Company's Amended Code of Regulations, voted to increase the number of directors to fourteen. At the Annual Meeting, the shares represented by proxies, unless otherwise specified, will be voted for the election of the five nominees hereinafter named, each to serve for a term of three years and until his successor is duly elected and qualified.

     The nominees for director are John Doddridge, Leigh H. Perkins, Alfred M. Rankin, Jr., John D. Sigel, and W. Hayden Thompson, all of whom are presently directors of the Company. Each of the nominees was most recently elected at the 1995 Annual Meeting of the Company's Shareholders. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the five persons hereinafter named, although persons in addition to those nominees named herein may be nominated by the shareholders at the meeting.

     If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is intended that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                     EXPIRATION
                                                                         PERIOD       OF TERM
                                                                       OF SERVICE    FOR WHICH
   NAME AND AGE                   PRINCIPAL OCCUPATION                AS DIRECTOR     PROPOSED
   ------------                   --------------------                -----------    ----------
John Doddridge      Chairman and Chief Executive Officer, Intermet    1995 to date      2001
58                  Corporation (manufacturer of precision ductile
                    and gray iron castings for the automotive and
                    truck industries)
Leigh H. Perkins    Chairman, The Orvis Company, Inc. (manufacturer   1969 to date      2001
70                  and distributor of fishing tackle and sporting
                    goods)
Alfred M. Rankin,   Chairman, President and Chief Executive Officer,  1989 to date      2001
Jr.                 NACCO Industries, Inc. (holding company with
56                  operations in mining and manufacturing of small
                    electrical appliances, forklift trucks, and
                    related service parts)
John D. Sigel       Partner, Hale and Dorr LLP, Boston,               1991 to date      2001
45                  Massachusetts (law firm)
W. Hayden Thompson  Chairman and Chief Executive Officer, Solarflo    1982 to date      2001
71                  Corporation (manufacturer of gas and electric
                    heating equipment)

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

     The following information is furnished with respect to each person continuing as a director.

                                                                          PERIOD      EXPIRATION
                                                                        OF SERVICE    OF CURRENT
    NAME AND AGE                   PRINCIPAL OCCUPATION                AS DIRECTOR       TERM
    ------------                   --------------------                -----------    ----------
John D. Drinko        Senior Partner, Baker & Hostetler LLP,           1957-1958         1999
77                    Cleveland, Ohio (law firm)                       1967-1968
                                                                       1969 to date
Curtis E. Moll        Chairman and Chief Executive Officer, MTD        1991 to date      1999
59                    Products, Inc. (manufacturer of outdoor power
                      equipment and tools, dies and stampings for the
                      automotive industry)
Malcolm R. Myers      Chairman, Cloyes Gear & Products, Inc.           1984 to date      1999
64                    (manufacturer of automotive timing components)
Theodore K. Zampetis  President and Chief Operating Officer of the     1991 to date      1999
53                    Company
James C. Baillie      Partner, Tory Tory DesLauriers & Binnington,     1994 to date      2000
60                    Barristers & Solicitors, Toronto, Ontario,
                      Canada
Edward B. Brandon     Retired Chairman, President and Chief Executive  1976 to date      2000
66                    Officer, National City Corporation (bank
                      holding company)
James S. Reid, Jr.    Chairman of the Company                          1959 to date      2000
72
Alan E. Riedel        Retired Vice Chairman, Cooper Industries, Inc.   1976 to date      2000
68                    (worldwide diversified manufacturer of
                      electrical products, electric power equipment,
                      tools and hardware)
Ronald L. Roudebush   Vice Chairman and Chief Executive Officer of     1997 to date      2000
51                    the Company

     Each of the above directors and nominees for election as a director has had the principal occupation indicated for at least five years, except Messrs. Doddridge, Rankin, Brandon, and Roudebush. Mr. Doddridge served as Vice Chairman and Chief Executive Officer of Magna International, Inc., from November 1992 to November 1994. Mr. Rankin was elected Chairman of NACCO Industries, Inc., in May 1994, in addition to his position as President and Chief Executive Officer. Prior to that date, he served solely as President and Chief Executive Officer. Mr. Brandon served as Chairman, President, and Chief Executive Officer of National City Corporation until his retirement on September 30, 1995. Mr. Roudebush was part owner and an officer of Milford Dodge, Inc., Milford, Ohio, an auto dealership, from August 1995 through May 1997. Prior to that, he had been employed from 1991 through November 1994 as President, Rockwell Automotive, the operating unit of Rockwell International Corporation which included all of Rockwell's worldwide automotive businesses.

     Mr. Brandon is a director of National City Corporation and RPM, Inc. Mr. Doddridge is a director of Detroit Diesel Corporation. Mr. Moll is a director of Shiloh Industries, Inc. and Sherwin-Williams Company. Mr. Rankin is a director of The B.F.Goodrich Company and The Vanguard Group. Mr. Riedel is a director of Belden Inc., Arkwright Mutual Insurance Inc. and Chairman of Gardner Denver, Inc. Mr. Roudebush is a director of Simpson Industries, Inc. Mr. Zampetis is a director of Shiloh Industries, Inc.

     During the fiscal year ended June 30, 1998, the Board of Directors held seven meetings and appointed an Audit Committee, a Finance Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. With the exception of Messrs. Baillie, Doddridge, Myers and Sigel, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served.

     The Audit Committee of the Board of Directors of the Company (the "Audit Committee"), of which Mr. Brandon is Chairman and Messrs. Baillie, Doddridge, Moll, Myers, Rankin, Sigel and Thompson are members, held three meetings and consulted informally on other occasions during the last fiscal year. The Audit Committee recommends annually to the Board of Directors the independent public accountants for the Company, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits, and reviews various financial and accounting matters affecting the Company.

     The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), of which Mr. Riedel is Chairman and Messrs. Brandon, Moll, Myers, and Perkins are members, held four meetings and consulted informally on other occasions during the last fiscal year. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of officers and management personnel of the Company and administers the Company's restricted stock and stock option plans. The Compensation Committee also determines the officers and key employees of the Company who participate in those plans and the stock options and restricted stock awards to be granted. In addition, the Committee established stock ownership guidelines for executive officers and directors of the Company.

     The Finance Committee, of which Mr. Drinko is Chairman, Mr. Thompson is Vice Chairman, and Messrs. Perkins, Reid, Riedel, Roudebush, and Zampetis are members, held four meetings and consulted informally during the last fiscal year. The Finance Committee administers the investments of the Company's retirement funds and renders advice and counsel to management on financial matters affecting the Company.

     Director's Compensation. Each director who is not an officer of the Company or a subsidiary of the Company is compensated at the rate of $23,000 per year. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee not held in conjunction with a meeting of the Board of Directors. Committee Chairmen receive an additional $1,000 per year. In addition, Mr. Riedel, Chairman of the Compensation Committee, was paid $25,000 for his services as Chairman of the Compensation Committee in leading the search for a chief executive officer to succeed Mr. Reid. This search culminated in Mr. Roudebush's hiring.

     In June 1998, the Compensation Committee established share ownership guidelines for directors pursuant to which all current and future directors of the Company will be expected to own Common Shares of the Company equal in value to at least four times the base retainer (currently $23,000) payable annually to such directors.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to both persons who served as the Company's Chief Executive Officer during fiscal year 1998, and the Company's four other most highly compensated executive officers for fiscal year 1998.

                         I. SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                               ANNUAL COMPENSATION                COMPENSATION
                                        ----------------------------------   -----------------------
                                                                                     AWARDS
                                                                             -----------------------
                                                                             RESTRICTED
                                                              OTHER ANNUAL     STOCK          STOCK     ALL OTHER
           NAME AND            FISCAL    SALARY     BONUS     COMPENSATION    AWARD(S)       OPTIONS   COMPENSATION
      PRINCIPAL POSITION        YEAR      ($)       ($)(1)       ($)(2)         ($)            (#)        ($)(3)
      ------------------       ------    ------     ------    ------------   ----------      -------   ------------
James S. Reid, Jr.              1998    $217,203   $279,273       --          $317,188(5)         --     $210,341
Chairman(4)                     1997     600,000    300,000       --                --            --        3,454
                                1996     600,000    158,190       --                (6)           --        3,594
Ronald L. Roudebush             1998     500,000    232,727       --                (8)      200,000       11,566
Vice Chairman and Chief         1997          --         --       --                --            --           --
Executive Officer(7)            1996          --         --       --                --            --           --
Theodore K. Zampetis            1998     440,000    204,800       --                (9)           --        3,480
President and Chief             1997     440,000    220,000       --                --            --        3,454
Operating Officer               1996     410,000    108,096       --                --        50,000        3,594
James F. Keys                   1998     313,500    145,920       --               (10)        3,000        3,120
Executive Vice                  1997     289,750    144,875       --                --         5,000        3,094
President -- International      1996     241,074     63,559       --                --        15,000        3,734
Stephan J. Mack                 1998     243,980    122,944       --                --         3,000        7,659
President, Holm Industries,
  Inc.                          1997     236,256     94,502       --                --         4,000        3,115
                                1996     231,075     90,750       --                --         4,000          130
Donald R. Sheley, Jr.           1998     248,775    115,794       --                --         6,000        8,636
Vice President -- Finance       1997     238,125    119,063       --                --        10,000          360
And Chief Financial
  Officer(11)                   1996     215,625     56,849       --                --        10,000          240

-------------------------
 (1) Amounts shown represent bonuses earned pursuant to the Company's Officers Incentive Compensation Plan.

 (2) Total perquisites and other personal benefits for each of the named executive officers do not exceed the threshold amounts specified in the regulations promulgated by the Securities and Exchange Commission.

 (3) Amounts shown include the Company's contributions on behalf of Messrs. Reid and Roudebush and each other named executive officer under the Individual Retirement and Investment Trust Plan, in the following amounts for fiscal 1998: Mr. Roudebush, $6,563; and each other named executive officer, including Mr. Reid, $3,120. Amounts shown also include the Company's contributions on behalf of Messrs. Roudebush, Reid, Zampetis, and Sheley under the Employee Stock Purchase Plan in the following amounts for fiscal 1998: Mr. Roudebush, $315, and Messrs. Reid, Zampetis, and Sheley, $360. Amounts shown also include the Company's contributions on behalf of Messrs. Roudebush, Reid, Mack, and Sheley under the Supplemental 401(k) Plan in the following amounts: Mr. Roudebush, $4,688; Mr. Reid, $8,923; Mr. Mack, $4,539; and Mr. Sheley, $5,156. The Supplemental 401(k) Plan first became effective on January 1, 1998. The amount shown for Mr. Reid includes payments totaling $197,938 made to him under the Company's Supplemental Salaried Employees' Pension Plan. For a description of that plan, see "Pension Plan and Supplemental Plans" on page 11 of this proxy statement. Payments to Mr. Reid under that plan commenced on September 1, 1997, pursuant to the terms of a letter agreement between Mr. Reid and the Company. For a description of the terms of that agreement, see "Certain Employment Agreements" on page 10 of this proxy statement.

 (4) Mr. Reid served as Chief Executive Officer of the Company until July 24, 1997. His compensation after that date is governed by a letter agreement, the terms of which are described under "Certain Employment Agreements" on page 10 of this proxy statement. The amounts shown herein do not include retirement benefits paid to Mr. Reid under the Company's Salaried Employees' Pension Plan. See "Pension Plan and Supplemental Plans" on page 11 of this proxy statement for a description of how benefits are calculated under that plan.

 (5) Mr. Reid was awarded 12,500 restricted Common Shares, effective July 1, 1997. Under the terms of the award, all of the shares were considered earned on the effective date of the award. The shares are subject to forfeiture until the earlier of July 1, 1999 or the date on which Mr. Reid retires from his position as Chairman of the Board of the Company. In the event of Mr. Reid's death, all awarded Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1998, the Common Shares earned under the 1997 award had a fair market value of $351,563.

 (6) Mr. Reid was awarded 62,500 restricted Common Shares (adjusted to reflect a 5-for-4 stock split of the Company's Common Shares effected in the form of a stock dividend paid on June 3, 1993, to shareholders of record on May 20,
     1993) in fiscal 1992. Under the terms of the award, up to 12,500 of the awarded Common Shares could be earned in each of five consecutive fiscal years beginning in fiscal 1992, based on the percentage of bonus earned during such fiscal year. Awarded Common Shares earned by Mr. Reid are subject to forfeiture until the end of the second fiscal year following the fiscal year in which such awarded Common Shares are earned. Mr. Reid earned 6,591 of the awarded Common Shares in fiscal year 1996, which vested on June 30, 1998. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1998, the total Common Shares earned during the past three years under the 1992 award had a fair market value of $185,372. Including the shares earned under the 1997 award (see footnote 5 above), the total value of all restricted Common Shares earned by Mr. Reid during the past three fiscal years was $536,934. No more shares can be earned by Mr. Reid under either award. Dividends are paid only with respect to the awarded Common Shares which have been earned.

 (7) Mr. Roudebush commenced employment with the Company on July 1, 1997, and became its Chief Executive Officer on July 24, 1997.

 (8) Mr. Roudebush was awarded 50,000 restricted Common Shares upon joining the Company. Under the terms of the award, up to 12,500 of the awarded Common Shares could have been earned in fiscal year 1998, based upon the percentage of bonus earned in that fiscal year. Pursuant to an amendment to Mr. Roudebush's restricted stock agreement effective beginning in fiscal year 1999 made in connection with changes to the Company's Officers Incentive Compensation Plan, up to 18,750 of the awarded Common Shares can be earned in each of fiscal years 1999, 2000, and 2001, based upon the percentage of bonus earned during each such fiscal year, but in no event can the aggregate number of shares earned over that three-year period exceed 37,500. Awarded Common Shares earned by Mr. Roudebush are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned, except that in the event of a "change in control" of the Company, as defined in the restricted stock plan pursuant to which the restricted Common Shares were awarded to Mr. Roudebush, all restricted Common Shares awarded to Mr. Roudebush will immediately vest. In the event of Mr. Roudebush's death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Mr. Roudebush earned 11,636 of the awarded Common Shares in fiscal year 1998. Those shares will vest on June 30, 2001. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1998, the Common Shares earned by Mr. Roudebush had a fair market value of $327,263. Dividends are paid only with respect to the awarded Common Shares which have been earned.

 (9) Mr. Zampetis was awarded 125,000 restricted Common Shares (adjusted to reflect a 5-for-4 stock split of the Company's Common Shares effected in the form of a stock dividend paid on June 3, 1993 to shareholders of record on May 20, 1993) in fiscal 1992. Under the terms of the award, up to 12,500 of the awarded Common Shares may be earned in each of ten consecutive fiscal years beginning in fiscal 1992, based on the percentage of bonus earned during such fiscal year. Pursuant to an amendment to Mr. Zampetis' restricted stock agreement effective beginning in fiscal year 1999 made in connection with the changes to the Company's Officers Incentive Compensation Plan, Mr. Zampetis can earn up to 18,750 of the awarded Common Shares in each of fiscal years 1999, 2000, and 2001, based upon the percentage of bonus earned during each such fiscal year, but in no event can the aggregate number of shares earned over that three-year period exceed 37,500. Awarded Common Shares earned by Mr. Zampetis are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned, except that if his employment is terminated by the Company without "cause" or if he terminates his employment for "good reason," as defined in his employment agreement (see "Certain Employment Agreements" on page 10 of this Proxy Statement) or if his employment is not continued beyond August 31, 1999, all Common Shares then earned by him which are subject to forfeiture will become immediately vested. In addition, he will continue to be eligible to earn additional Common Shares, which will not be subject to forfeiture, during any period when his base salary is continued after his employment ends. Mr. Zampetis earned 6,591 of the awarded Common Shares in fiscal year 1996, 12,500 in fiscal year 1997, and 11,636 in fiscal year 1998. 6,000 shares earned by Mr. Zampetis in fiscal year 1995 vested on June 30, 1998. The shares earned in fiscal years 1996, 1997, and 1998 will vest on the last day of fiscal years 1999, 2000, and 2001, respectively. In the event of Mr. Zampetis' death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1998, the total Common Shares earned during the past three years under the 1992 award had a fair market value of $864,197. Dividends are paid only with respect to the awarded Common Shares which have been earned.

(10) Mr. Keys was awarded 50,000 restricted Common Shares in fiscal 1995. Under the terms of the award, up to 5,000 of the awarded Common Shares may be earned in each of ten consecutive fiscal years beginning in fiscal 1995, based on the percentage of bonus earned during such fiscal year. Pursuant to an amendment to Mr. Keys' restricted stock agreement beginning in fiscal year 1999 authorized in connection with changes to the Company's Officers Incentive Compensation Plan, which amendment will become effective upon signature, Mr. Keys can earn up to 7,500 of the awarded Common Shares in each of fiscal years 1999 through 2004, based upon the percentage of bonus earned during each such fiscal year, but in no event can the aggregate number of shares earned over that six-year period exceed 30,000. Awarded Common Shares earned by Mr. Keys are subject to forfeiture until the end of the third fiscal year following the fiscal year in which such awarded Common Shares are earned. Mr. Keys earned 2,637 of the awarded Common Shares in fiscal year 1996, 5,000 in fiscal year 1997, and 4,654 in fiscal year 1998. These shares will vest on the last day of fiscal years 1999, 2000, and 2001, respectively. In the event of Mr. Keys' death, all earned but unvested awarded Common Shares and one-half of awarded but unearned Common Shares will vest in his designated beneficiary. Based on the last reported sale price of the Company's Common Shares on the New York Stock Exchange on June 30, 1998, the total Common Shares earned during the past three years under the 1995 award had a fair market value of $345,684. Dividends are paid only with respect to the awarded Common Shares which have been earned.

(11) Mr. Sheley commenced employment with the Company on July 17, 1995.

                     II. OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                               -------------------------------------                    POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                          PERCENTAGE OF                                   ANNUAL RATES OF
                                          TOTAL OPTIONS                                        STOCK
                                           GRANTED TO                                    PRICE APPRECIATION
                               OPTIONS      EMPLOYEES      EXERCISE                      FOR OPTION TERM(3)
                               GRANTED      IN FISCAL        PRICE      EXPIRATION    ------------------------
           NAME                 #(1)         YEAR(2)       ($/SHARE)       DATE         5%($)         10%($)
           ----                -------    -------------    ---------    ----------      -----         ------
James S. Reid, Jr..........         --           --             --         --                 --            --
Ronald L. Roudebush........    200,000        58.38          25.25      July 2007     $2,713,327    $6,662,783
Theodore K. Zampetis.......         --           --             --         --                 --            --
James F. Keys..............      3,000         0.88          29.00      June 2008         54,714       138,656
Stephan J. Mack............      3,000         0.88          29.00      June 2008         54,714       138,656
Donald R. Sheley, Jr.......      6,000         1.75          29.00      June 2008        109,428       277,311

-------------------------
(1) Except for the option granted to Mr. Roudebush, options granted to the executive officers in the above table are not exercisable for the one-year period from the date of grant. 40% of the grant becomes exercisable one year after the date of the grant, an additional 40% becomes exercisable two years after the date of the grant, and the remaining 20% becomes exercisable three years after the date of the grant. The option granted to Mr. Roudebush becomes exercisable in four equal installments, occurring one, two, three, and four years after the date of the grant. No more than 40% of Mr. Roudebush's total option can be exercised in any one fiscal year.

(2) Based on 342,550 options granted to all employees during the fiscal year.

(3) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the price of the Company's Common Shares. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which increase will benefit all of the Company's shareholders. All calculations except the one for Mr. Roudebush are based on a ten-year option period, and upon the assumption that each option grant will be exercised at the end of the ten-year term. The option for Mr. Roudebush is based on a ten-year option period, and upon the assumption that 40% of his option grant will be exercised at the end of the eighth and ninth years after the date of the grant, and the remaining 20% will be exercised at the end of the ten-year term.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF
                                                                        NUMBER OF           UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                        OPTIONS AT           OPTIONS AT
                                                                          FISCAL               FISCAL
                                                                       YEAR-END(#)          YEAR-END($)
                                         SHARES          VALUE        --------------      ----------------
                                       ACQUIRED ON      REALIZED       EXERCISABLE/         EXERCISABLE/
               NAME                    EXERCISE(#)        ($)         UNEXERCISABLE        UNEXERCISABLE
               ----                    -----------      --------      -------------        -------------
Ronald L. Roudebush................          --               --           0/200,000            0/$575,000
James S. Reid, Jr..................          --               --       2,400/      0            0/       0
Theodore K. Zampetis...............      20,000         $132,500       1,200/ 30,000            0/ 138,750
James F. Keys......................          --               --      10,780/ 12,620      $44,508/  39,243
Stephan J. Mack....................          --               --       9,320/  5,400       40,100/   6,900
Donald R. Sheley, Jr. .............       4,000           26,750      10,000/ 12,000       35,500/  29,250

CERTAIN EMPLOYMENT AGREEMENTS

     The Company entered into a letter agreement with James S. Reid, Jr., dated July 24, 1997, with respect to Mr. Reid's continuing employment arrangements. The letter confirmed that Mr. Reid would resign his position as Chief Executive Officer of the Company, effective July 24, 1997, but will remain as Chairman of the Board. The letter provides that effective September 1, 1997, Mr. Reid's annual salary will be $200,000 per year. That rate of compensation will continue until the Company's Annual Meeting of Shareholders in October 1999, when it is anticipated that Mr. Reid will resign from his position as Chairman of the Board. In addition to receiving his pension under the Company's Salaried Employees' Retirement Plan (under federal law, payment of his pension commenced on April 1, 1997, after he reached age 70 1/2), he began receiving payments on September 1, 1997, from the Company's Supplemental Salaried Employees' Pension Plan. Mr. Reid also continues to participate in all other executive and employee benefit plans of the Company. For purposes of calculating Mr. Reid's annual bonus under the Company's Officers Incentive Compensation Plan, his pension and supplemental pension payments will be considered part of his base salary.

     Ronald L. Roudebush became employed by the Company on July 1, 1997, and was elected by the Board of Directors as a member of the Board and Vice Chairman and Chief Executive Officer, effective July 24, 1997. He has entered into a two-year "evergreen" employment agreement with the Company, expiring on June 30, 2007. Under the agreement, Mr. Roudebush received an initial base salary of $500,000 per year, and became entitled to participate in all executive and employee benefit plans of the Company, including the Officers Incentive Compensation Plan. In the event of his termination without "cause," or upon his resignation for "good reason" or within six months after a "change in control," Mr. Roudebush will be entitled to a lump sum equal to two years of base salary and bonus payments, and a continuation of benefits during the two-year period. Upon a change in control of the Company, all nonvested stock options granted to Mr. Roudebush in fiscal 1998 will immediately become vested and to the extent not then exercisable, will become exercisable upon his termination or, in certain cases, resignation. See also footnote 8 under "Executive Compensation -- Summary Compensation Table" regarding the award of restricted stock made to Mr. Roudebush under his agreement. Mr. Roudebush has also executed a non-compete agreement with the Company.

     The Company also entered into an employment agreement with Theodore K. Zampetis on September 1, 1997, pursuant to which he will continue to serve as President and Chief Operating Officer. The agreement provides an incentive for Mr. Zampetis to remain in his present position at least through August 31, 1999, by providing for his base salary to continue after August 31, 1999 for one month for each year of service if he serves through that date and then elects not to continue his employment. Mr. Zampetis had 25 years of service as of June 30, 1998. He will also be entitled to the same salary continuation if, prior to August 31, 1999, his employment is terminated without "cause," or if he resigns his employment for "good reason" or within six months after a "change in control". In addition, he will receive pension service credit for the same period his base salary continues. See also footnote 9 under "Executive Compensation -- Summary Compensation Table" regarding amendments to the restricted stock agreement entered into between the Company and Mr. Zampetis with respect to the award of restricted stock made to him in fiscal 1992.

     If Mr. Zampetis and the Company agree to continue his employment after August 31, 1999, the employment term will convert to a three-year "evergreen" arrangement, under which he will be entitled to a continuation of his base salary and the benefits described in the previous paragraph for a three-year period following the occurrence of any of the events described in the previous paragraph. In no event will payments under his agreement continue beyond his 65th birthday. Mr. Zampetis has also signed a non-compete agreement.

PENSION PLAN AND SUPPLEMENTAL PLANS

     Salaried employees of the Company with one year of full-time service are eligible to participate in The Standard Products Company Salaried Employees' Pension Plan (the "Pension Plan") and The Standard Products Company Supplemental Salaried Employees' Pension Plan (the "Supplemental Plan").

     The Pension Plan provides for normal retirement benefits based on the highest average monthly compensation for 60 consecutive months within the last 120 months prior to retirement (final average compensation). The basic formula is 1 1/15% times final average compensation (up to but not exceeding Social Security-covered compensation), plus 1 2/3% of the amount (if any) of final average compensation in excess of Social Security-covered compensation, all multiplied by the participant's years of pension service under the Plan (up to a maximum of 30 years). Employees who were hired prior to July 1, 1976, may have their normal retirement benefit calculated under an alternative formula as follows: final average compensation multiplied by a percentage equal to the sum of (i) 21.25%, plus (ii) 0.75% for each year of pension service up to a maximum of 25 years (that is, a maximum of 40%). In addition, the Plan provides that the minimum normal retirement benefit shall in all events be no less than $13 multiplied by a participant's years of pension service. Certain of these benefit formulas were adopted effective July 1, 1989, to comply with the Tax Reform Act of 1986. Notwithstanding any new benefit formulas, each participant is entitled to a benefit no less than his or her accrued benefit as of June 30, 1989. Participants may elect that retirement benefits be paid in the form of a life annuity, a ten-year or five-year sum certain annuity, or various joint and surviving spouse options; the Plan's normal retirement benefit amount is payable monthly, based on a single-life annuity with five years certain.

     Compensation covered under the Pension Plan includes (i) base salary, (ii) bonuses, (iii) payments for overtime, (iv) salary deferred under the Company's Individual Retirement and Investment Trust Plan, and (v) the taxable value of restricted Common Shares that vest in a particular year. Extraordinary payments, Company contributions to the Company's Individual Retirement and Investment Trust Plan, and salary deferred under the Supplemental 401(k) and Salary and Bonus Deferral Plans are not included in compensation. Additionally, the collective value of the taxable amount of vested restricted Common Shares and bonuses received in any plan year in excess of 50% of base salary in that plan year is not included in compensation.

     The Supplemental Plan is a nonqualified plan which provides a supplemental benefit for eligible salaried employees under terms and conditions similar to those under the Pension Plan. The supplemental benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain compensation, annual retirement income and benefit limitations imposed by federal law over (ii) the benefit payable to the employee under the Pension Plan.

     The table below shows estimated annual benefits payable (assuming payments made in the normal retirement form, and not under any of the various survivor forms of benefit payments) under the Pension Plan and the Supplemental Plan to any salaried employee upon retirement in the 1998 plan year at age 65 after selected periods of service.

AVERAGE ANNUAL                                       ESTIMATED ANNUAL BENEFITS UPON RETIREMENT IN 1998 PLAN YEAR
 SALARY USED                                                       WITH YEARS OF SERVICE INDICATED
 TO DETERMINE                                       --------------------------------------------------------------
   BENEFITS                                         15 YEARS       20 YEARS       25 YEARS       30 YEARS AND OVER
--------------                                      --------       --------       --------       -----------------
   $125,000      ............................       $ 28,448       $ 37,931       $ 50,000           $ 56,897
    150,000      ............................         34,698         46,265         60,000             69,397
    175,000      ............................         40,948         54,598         70,000             81,897
    200,000      ............................         47,198         62,931         80,000             94,397
    225,000      ............................         53,448         71,265         90,000            106,897
    250,000      ............................         59,698         79,598        100,000            119,397
    300,000      ............................         72,198         96,265        120,331            144,397
    350,000      ............................         84,698        112,931        141,164            169,397
    400,000      ............................         97,198        129,598        161,997            194,397
    450,000      ............................        109,698        146,265        182,831            219,397
    500,000      ............................        122,198        162,931        203,664            244,397
    550,000      ............................        134,698        179,598        224,497            269,397
    600,000      ............................        147,198        196,265        245,331            294,397
    650,000      ............................        159,698        212,931        266,164            319,397
    700,000      ............................        172,198        229,598        286,997            344,397
    750,000      ............................        184,698        246,265        307,831            369,397
    800,000      ............................        197,198        262,931        328,664            394,397
    850,000      ............................        209,698        279,598        349,497            419,397
    900,000      ............................        222,198        296,265        370,331            444,397

     As of June 30, 1998, the credited years of service for retirement purposes were as follows: Mr. Roudebush -- 1; Mr. Reid -- 42; Mr. Zampetis -- 25; Mr. Keys -- 26; Mr. Mack -- 9; and Mr. Sheley -- 2.

     Two non-qualified deferred compensation plans, the Supplemental 401(k) Plan and the Salary and Bonus Deferral Plan, became effective on January 1, 1998. Under the Supplemental 401(k) Plan, management and executive-level employees of the Company, including the named executive officers, are permitted to defer compensation that could have been deferred under the Company's 401(k) plan but for the limitations placed on "highly-compensated" employees under the Internal Revenue Code, and but for the dollar limit that can be contributed annually to such a plan under Section 402(g) of the Internal Revenue Code. The Salary and Bonus Deferral Plan permits additional amounts of compensation to be deferred by the same individuals, regardless of any limitation placed on their ability to contribute to the 401(k) plan.

     Under both plans, compensation deferred by eligible participants will be credited to an unfunded account established for each participant. No funds will be set aside to satisfy the obligation owed under the plans. Amounts deferred will be credited with interest at the Moody's Long-Term Baa Corporate Bond Index rate, which approximates the Company's long-term borrowing rate. Participants will receive payment of the amounts owed to them from the general assets of the Company. Those amounts will generally not be payable until after the participant terminates employment. In the event of a change in control of the Company, as such term is defined in the plans, cash equal to the amounts credited to the accounts of participants will be funded in a "rabbi trust," which will exist solely to pay benefits to participants, except that such funds will be available to creditors of the Company in the event of the insolvency of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Brandon, Moll, Myers, Perkins and Riedel are the members of the Company's Compensation Committee. There are no Compensation Committee interlocks.

     Transactions with Management. Edward B. Brandon, a director of the Company, is a director and the retired Chairman, President and Chief Executive Officer of National City Corporation. The Company has a $225,000,000 revolving credit agreement with National City Bank, Cleveland, Ohio ("National City"), a wholly owned subsidiary of National City Corporation, and six other banks, until September 30, 2002. National City has a 22.2% participation in such credit agreement. The Company borrowed from National City during the 1998 fiscal year on a short-term uncommitted line of credit at prevailing market rates.

     John D. Drinko, a director of the Company, is senior advisor to the policy committee of Baker & Hostetler LLP, which law firm acts as principal outside counsel for the Company.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company's Common Shares with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the Dow Jones Auto Parts Index based on the respective market price of each such investment at the end of each of the Company's fiscal years shown below, assuming in each case an initial investment of $100 on July 1, 1993, and reinvestment of dividends.

                                                      STANDARD
               Measurement Period                     PRODUCTS          INDUSTRY           BROAD
             (Fiscal Year Covered)                      CO.              INDEX             MARKET
1993                                                        100.00            100.00            100.00
1994                                                         86.08             99.26            101.41
1995                                                         65.86            109.58            127.85
1996                                                         72.87            121.05            161.09
1997                                                         81.52            147.65            216.99
1998                                                         92.99            167.48            216.99

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the executive officers of the Company. The Compensation Committee is comprised of the five directors listed at the end of this report, none of whom is an employee of the Company.

     The Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the financial and stock market performance of the Company and, in the case of executives who are the heads of business units or subsidiaries of the Company, with the financial performance of those business units or subsidiaries. As such, the Committee has established management incentive compensation programs to provide annual cash bonuses based upon the financial performance of the Company, and where appropriate, its business units and subsidiaries, relative to performance targets established by or under the auspices of the Committee. In keeping with the Committee's belief that aligning the interests of management with those of the shareholders through stock-based incentives is important to the creation of shareholder value, the Committee has also established stock option and restricted stock plans as an important part of the Company's executive compensation program.

     The primary components of the Company's executive compensation program are:
(i) base salaries, (ii) annual cash incentive opportunities, and (iii) long-term incentive opportunities in the form of stock-based awards. Each of these components is discussed below.

     Base Salaries. Base salaries for each of the Company's executive officers are generally reviewed every 12 to 14 months by the Committee. In deciding upon the appropriate level of base salary, the Committee uses commercially available compensation surveys to determine market pay levels for similar positions in similarly sized automotive parts and selected general manufacturing companies. The Committee's objective is to use such survey data to establish a midpoint for each position that is at approximately the 50th percentile of base pay for such position among such comparable companies, and to compensate each executive in an amount that is within a range from approximately 20% above to approximately 20% below the midpoint established for the position. The actual base salary within the range will be based upon a variety of factors, including experience, performance, skill level, and internal equity.

     With respect to the $500,000 base salary established for Mr. Roudebush when he joined the Company in July 1997, the Committee took into account Mr. Roudebush's overall experience and responsibilities, as well as the compensation paid to chief executive officers of comparable companies, as shown in relevant survey data. The Committee also utilized the services of the executive search consultant who assisted the Company in hiring Mr. Roudebush for guidance in determining his appropriate level of compensation.

     Annual Cash Incentives. All executive officers of the Company are eligible to participate in the Officers Incentive Compensation Plan and receive annual cash bonus awards based on a percentage of base salary. For fiscal year 1998, the maximum bonus attainable for each executive officer was 50% of base salary. Each year, the Compensation Committee sets a target goal for maximum bonus awards based on the Company's earnings per Common Share. Actual bonus awards paid are proportional to the percentage of the target goal actually attained. The bonus target for fiscal year 1998 was $2.75 per Common Share. Had the target been reached, the bonus paid to each executive officer would have been 50% of base salary. Since earnings per Common Share for fiscal 1998 were $2.56, the bonus award for fiscal 1998 to the executive officers of the Company, including Mr. Roudebush, was equal to 46.55% of base salary. The bonus paid to executive officers who are also the heads of subsidiaries of the Company is based upon the financial performance of those subsidiaries versus budgeted financial performance targets. In fiscal year 1998, the performance of the Company's two domestic subsidiaries, Holm Industries, Inc., and Oliver Rubber Company, both of which are headed by executive officers of the Company, exceeded the budgeted performance targets, and bonuses equal to 50% of base salary were paid to those executives.

     For fiscal year 1999 and beyond, the Compensation Committee has changed the Company's annual bonus plan for executives. Bonuses for all executive officers who are not the heads of subsidiaries or separate business units of the Company will continue to be based upon a targeted level of earnings per Common Share established each year by the Committee, and will continue to equal 50% of base salary if the earnings per Common Share target is exactly met. However, no bonus will be payable unless the Company's actual earnings per Common Share reach at least 50% of the targeted level. Previously, some bonus was payable so long as the Company was profitable for the year. Any bonus payable if the earnings per Common Share target is not reached will be a lower percentage of base salary than was the case previously. A bonus equal to 25% of base salary will be payable if 50% of the earnings per Common Share target is reached. That percentage increases by 1 1/2% for each percentage point increase in earnings per Common Share relative to the target. If the earnings per Common Share target is exceeded, however, the executive will be entitled to a bonus of between 50% and 75% of base salary, depending upon the extent to which the earnings per Common Share target is exceeded. The maximum bonus of 75% of base salary will be paid if the Company's actual earnings per Common Share equals or exceeds 116 2/3% of the earnings per Common Share target. The Committee believes that this change will provide executives with a greater incentive to meet or exceed the Company's earnings per share target. In addition, under the revisions made to the bonus plans the Committee has specifically reserved the ability to reduce an executive's bonus if it determines that specific performance factors so warrant.

     For executive officers who are also the heads of separate business units or subsidiaries of the Company, 60% of the bonus will be attributable to the performance of the Company, under the formula set out above, and 40% will be based upon the performance of the business unit versus a budgeted performance target established each year for that unit, using the same formula used to determine the portion of bonus which is attributable to the Company's performance. Payment for business unit performance which exceeds the targeted level will be made only if the performance of the total Company equals or exceeds the targeted level of earnings per share.

     In setting the earnings per share target for a particular fiscal year, the Committee reviews in detail management's budget for the year, and the components and assumptions for the Company's business used in preparing the budget, and establishes a target based upon the budget which provides a substantial challenge to the Company's executive officers to improve the operating performance of the Company, and thus enhance long-term shareholder value.

     Long-Term Stock Incentives. The Company provides long-term stock incentives to its executive officers and key employees through grants of options to purchase the Company's Common Shares and, in the case of a select group of senior executives, awards of restricted Common Shares. Plans providing for these stock-based incentives have been approved by the Company's shareholders. The decision as to who will be awarded restricted Common Shares, the number to be awarded, and the terms of the awards is within the sole discretion of the Committee. The awards made under the plans have generally provided for Common Shares to be earned in annual installments over a period of years, with the amount actually earned each year determined under the same percentage formula used to determine the bonus paid for corporate performance under the Officers Incentive Compensation Plan. The awards provide that shares earned under them are subject to forfeiture if the executive receiving them does not remain employed for some period of time (generally three years) after the shares are earned. Awards under the plans have been made to Messrs. Reid, Roudebush, Zampetis, Keys, and Gerard Mesnel, Executive Vice President -- Advanced Technology Worldwide. A description of the awards made to Messrs. Reid, Roudebush, Zampetis and Keys is set forth in "Executive Compensation -- Summary Compensation Table" on page 7 of this proxy statement.

     The Company's stock option plans permit the Committee, in its sole discretion, to grant stock option awards to key management employees of the Company, upon terms and conditions which provide an incentive for those employees to remain employed by the Company and benefit from long-term increases in the Company's stock price. Options are granted under the plan at exercise prices at least equal to the fair market value of underlying Common Shares on the date of grant, and generally become exercisable in installments over a period of approximately three years. Under stock option grant guidelines adopted by the Committee in June 1998, executives at particular job grade levels can expect to be considered annually for the grant of a number of options which is within a range established for each grade level. The amounts actually awarded to a particular executive within the parameters of the guidelines will be based in significant part on that executive's personal performance during the year. The Committee retains discretion to grant more or fewer options to a particular executive if it determines that doing so is appropriate. Stock options granted during the last fiscal year to Mr. Roudebush and the other named executive officers are set forth in "Table II -- Option Grants in Last Fiscal Year" on page 9 of this proxy statement.

     Mr. Roudebush was granted an option to purchase 200,000 Common Shares and was awarded 50,000 restricted Common Shares upon the commencement of his employment with the Company. The Committee felt that a significant component of Mr. Roudebush's compensation should be tied to improvements in the value of the Company's Common Shares, since taking steps to substantially increase shareholder value is a key measurement of Mr. Roudebush's performance. Coupled with the stock ownership requirement applicable to Mr. Roudebush (see "Executive Stock Ownership Requirements" below), the Committee believes that Mr. Roudebush has a stake in the share performance of the Company which is sufficient to closely align his interests with those of the Company's shareholders. Further discussion regarding the terms of Mr. Roudebush's employment are set forth under "Certain Employment Agreements" on page 10 of this proxy statement.

     Executive Stock Ownership Guidelines. In June 1998, the Compensation Committee adopted stock ownership guidelines applicable to all executive officers of the Company. The Committee determined that members of senior management who are in a position to affect shareholder value should accumulate and retain a certain ownership interest in the Company's Common Shares. The Committee believes that such a requirement will increase the focus of all executives on the enhancement of shareholder value, and will provide them with a direct interest in continuing improvements in the price of the Company's Common Shares.

     Under the guidelines, executives in the following positions will be expected to own Common Shares in the following amounts:

                          POSITION                              DOLLAR VALUE OWNED
------------------------------------------------------------     ---------------
Chief Executive Officer.....................................    4 x Base Salary
Chief Operating Officer.....................................    3 x Base Salary
Vice Presidents (including Executive Vice Presidents and the
  Presidents of Holm Industries, Inc., and Standard Products
  Canada)...................................................    2 x Base Salary
Officers other than Vice Presidents.........................    1 x Base Salary

     All current executive officers are expected to meet the ownership guidelines by July 1, 2003. All future executive officers will have five years from the date on which they commence employment to meet them. While no absolute requirement has been imposed as to what level of ownership executives shall be expected to meet at particular points in time before they must satisfy the requirements, the Committee will monitor the progress being made by each executive from time to time, and will expect that demonstrable progress toward meeting the guidelines will be made. The Committee may consider an executive's personal financial circumstances in determining whether an executive has made a reasonable effort to comply with the guidelines. Restricted Common Shares earned under the Company's restricted stock plans and Common Shares held in the Company's Individual Retirement and Investment Trust Plan will be included in determining whether the ownership guidelines have been met by a particular executive. Unexercised stock options will not be included.

     Policy on Deductibility of Compensation. It is the Company's policy that all compensation paid to its executive officers be deductible for federal income tax purposes, and that the Company will take such steps with respect to performance-based compensation plans as are necessary to ensure the deductibility of all compensation under Section 162(m) of the Internal Revenue Code.
                                            Alan E. Riedel, Chairman
                                            Edward B. Brandon
                                            Curtis E. Moll
                                            Malcolm R. Myers
                                            Leigh H. Perkins

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder proposals meeting the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 which are intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at 2401 South Gulley Road, Dearborn, Michigan 48124, Attention:
Corporate Secretary, on or before May 19, 1999, for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders. For those shareholder proposals which are not submitted in accordance with Rule 14a-8 (i.e., a proposal to be submitted at the next Annual Meeting of Shareholders but not submitted for inclusion in the Company's proxy statement), the Company's management proxies may exercise their discretionary voting authority, without any discussion of the proposal in the Company's proxy materials, for any proposal which is received by the Company after August 2, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of the Company's Common Shares, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners have been met, except that Mr. Moll inadvertently failed to file a Form 4 with respect to an acquisition of Common Shares on May 2, 1995. A corrective Form 4 was filed for Mr. Moll in September 1998.

                                 OTHER MATTERS

     Copies of the Company's Annual Report on Form 10-K as submitted to the Securities and Exchange Commission are available to shareholders without charge upon written request. Please address your request to Mr. Donald R. Sheley, Jr., Vice President, Finance, at the Company's Corporate Headquarters, 2401 South Gulley Road, Dearborn, Michigan 48124.

     The Company has not selected its independent public accountants for the current fiscal year. This selection will be made later in the year by the Board of Directors. Representatives of Arthur Andersen LLP, which served as the Company's independent public accountants during the fiscal year ended June 30, 1998, are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under "Election of Directors" above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted at the meeting to elect directors as set forth under "Election of Directors" above. Under Ohio law and the Company's Second Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          Richard N. Jacobson
                                          RICHARD N. JACOBSON
                                          General Counsel and Secretary

Dated: September 15, 1998

                         THE STANDARD PRODUCTS COMPANY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS,
                   SUPPORTING SCHEDULES AND SUPPLEMENTAL DATA

Selected Financial Data.....................................   F-1
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................   F-2
Consolidated Financial Statements and Supplemental Data
  Management's Responsibility for Financial Statements......  F-10
  Report of Independent Public Accountants..................  F-10
  Consolidated Statements of Income for the Years ended June
     30, 1998, 1997 and 1996................................  F-11
  Consolidated Balance Sheets, June 30, 1998 and 1997.......  F-12
  Consolidated Statements of Cash Flows for the Years ended
     June 30, 1998, 1997 and 1996...........................  F-13
  Consolidated Statements of Shareholders' Equity for the
     Years ended June 30, 1998, 1997 and 1996...............  F-14
  Notes to Consolidated Financial Statements................  F-15

     All schedules, other than Schedule II, are omitted since the information is not required or is otherwise furnished.

     Separate financial statements of the Registrant have been omitted since restricted net assets of consolidated subsidiaries and unconsolidated investees and the Company's share of the unconsolidated subsidiaries' equity is less than 25% of the Company's net assets at June 30, 1998.

                            SELECTED FINANCIAL DATA

                                             1998          1997          1996         1995        1994
                                             ----          ----          ----         ----        ----
                                                     (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
INCOME STATEMENT
Net Sales.............................    $1,101,309    $1,108,268    $1,083,920    $995,926    $872,367
Gross Income..........................       165,969       145,456       108,482      99,455     119,427
Selling, General & Administrative
  Expenses............................        78,025        68,559        69,616      60,121      57,787
Non-recurring Charge..................            --        17,661            --       8,832       4,424
Interest Expense......................        12,389        12,914        14,944      14,085       9,982
Other (Income) Expense, net...........         7,033          (137)       (4,602)       (842)     (2,981)
Income before Taxes on Income.........        68,522        46,459        28,524      17,259      50,215
Provision for Taxes on Income.........        25,078        18,929        13,947      (2,807)     17,183
Net Income............................    $   43,444    $   27,530    $   14,577    $ 20,066    $ 33,032
PER SHARE
Net Income -- Basic...................    $     2.58    $     1.64    $      .87    $   1.20    $   1.99
Net Income -- Diluted.................    $     2.56    $     1.63    $      .87    $   1.20    $   1.97
Cash Dividends Declared...............    $      .68    $      .68    $      .68    $    .68    $    .65
Book Value............................    $    17.79    $    15.96    $    15.42    $  15.56    $  14.55
BALANCE SHEET
Property, Plant & Equipment...........    $  624,188    $  583,614    $  548,816    $489,534    $422,576
Accumulated Depreciation..............       293,836       280,608       250,278     220,095     180,567
Total Assets..........................       684,246       691,859       684,695     701,889     624,314
Working Capital.......................        24,078        46,565        53,455     127,498      87,922
Long-term Debt........................        92,457       121,804       143,041     190,522     135,381
Shareholders' Equity..................       300,172       268,357       258,765     260,495     242,677
Cash Dividends Declared...............    $   11,465    $   11,579    $   11,400    $ 11,445    $ 10,821
OTHER
Additions to Property, Plant &
  Equipment, net......................    $   77,335    $   59,004    $   79,684    $ 54,671    $ 59,120
Depreciation & Amortization...........        55,131        53,130        52,545      46,839      40,495
EBITDA................................       136,042       112,503        96,013      78,183     100,692
Cash Flow from Operating Activities
  less Dividends and Net Fixed Asset
  Additions...........................    $   17,497    $    9,462    $   31,656    $(13,007)   $(23,604)
Number of Employees...................        10,017        10,350        10,177      10,308       9,480
Shares Outstanding (Year-end).........        16,878        16,810        16,785      16,736      16,674
Average Shares Outstanding -- Basic...        16,849        16,804        16,758      16,711      16,627
Average Shares
  Outstanding -- Diluted..............        16,975        16,856        16,780      16,748      16,808
Return on Sales.......................           3.9%          2.5%          1.3%        2.0%        3.8%
Return on Average Shareholders'
  Equity..............................          15.3%         10.4%          5.6%        8.0%       14.1%

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                              FINANCIAL CONDITION
            (ALL AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

OVERVIEW

     The Standard Products Company (the "Company") is recognized as one of the world's leading suppliers of sealing, trim and vibration-control systems to original equipment manufacturers ("OEMs") of passenger cars and light trucks. The Company also maintains a leading position in providing sealing solutions for the refrigeration industry. These operations comprise the Company's Transportation Equipment Segment.

     The Company's truck tire retreading business is reported as the Tread Rubber Segment. This business also has a significant position in its industry.

     Net income of the Company and its consolidated subsidiaries was $43,444 in fiscal 1998, or $2.56 per common diluted share compared with $27,530, or $1.63 per common diluted share in fiscal 1997. Results in fiscal 1997 included a non-recurring charge of $17,661, or $0.63 per share net of tax, for the closure of manufacturing facilities in Lexington, Kentucky and Schenectady, New York. The Company also incurred costs related to the closures of approximately $1,665, or $0.06 per share net of tax, in the second half of fiscal 1997 which did not qualify for immediate accrual.

     The Company's Financial Statements and Notes to Financial Statements on Pages F-10 through F-27, including the Report of Independent Public Accountants (the "Consolidated Financial Statements"), should be read as an integral part of this discussion and analysis.

TRANSPORTATION EQUIPMENT SEGMENT

     Net sales by geographic location in this segment were:

                         1998       1997       1996
                         ----       ----       ----
North America........  $663,952   $682,817   $687,009
Europe...............   228,563    234,504    241,617
South America........    76,913     58,680     29,479
                       --------   --------   --------
     Total...........  $969,428   $976,001   $958,105
                       ========   ========   ========

SALES PERFORMANCE -- 1998 VERSUS 1997

     Fiscal 1998 sales for the Transportation Equipment Segment were $969,428, a decrease of $6,573, or 0.7% from the prior year.

     North American automotive sales decreased $26,828 to $560,347 as volumes were down approximately $14,000 and translation losses from a weakened Canadian dollar diminished sales by an additional $8,300. The volume decrease was the result of lower sales on several different platforms, as well as the impact of the United Auto Workers ("UAW") strike against General Motors, which started late in the fourth quarter of 1998. Lower sales resulted in part from reduced unit volumes on certain platforms and from the effects of price concessions granted to customers during the year. European automotive operations experienced a sales decrease of $5,941, or 2.5% to $228,563, as a result of translation losses on the weakened French franc, which totaled $13,900, and customer price reductions of $5,100. These declines were partially offset by improved volumes of $7,300 in the United Kingdom on the Opel Astra and certain Saab and Rover models, and $3,100 in France on several new Volvo platforms. The Transportation Segment's overall sales decrease was balanced by improvements at the Company's Brazilian subsidiary, where sales increased $18,233, or 31.1% to $76,913. This increase is primarily attributable to volume gains on the Fiat Palio platform. High interest rates in Brazil did not affect sales in fiscal 1998, both because the subsidiary was able to export a portion of its production to Fiat in Poland and other countries, and because Fiat did not significantly reduce production due to slowing automotive sales in Brazil until after the end of fiscal 1998. Sales at the Company's Holm Industries subsidiary were 7.9% higher than the same period last year, primarily due to higher volumes from existing customers.

SALES PERFORMANCE -- 1997 VERSUS 1996

     Fiscal 1997 sales for the Transportation Equipment Segment were $976,001, an increase of $17,896, or 1.9% over the prior year.

     The overall sales increase was primarily attributable to the fact that the Company's new plant in Brazil was operational for the entire year. The new plant shipped products for only the final four months of fiscal 1996.

     The sales reduction in North America resulted primarily from decreases in sales of the Ford Taurus/Sable and Escort, Chevrolet Lumina and Plymouth/Dodge Neon. These reductions were not completely offset by increases in sales of the Jeep(R) Grand Cherokee and Chrysler minivan and by increased participation in various General Motors programs. In fiscal 1997, automotive production in North America was essentially flat compared to 1996, and trended downward in the fourth quarter of fiscal 1997, when car production by General Motors, Ford and Chrysler combined was more than 10% lower than in the same period of fiscal 1996. The Company was also under continued pressure from the OEMs to reduce the unit price of its products. The appliance sealing business experienced a $2,099 increase in sales over 1996 levels due to continued strong appliance demand in the United States.

     European sales decreased $7,113, or 2.9%, primarily as a result of currency translation related to the French franc. This was partially offset by currency translation gains arising from a stronger British pound. Volumes in Europe were up slightly over 1996 levels, principally as a result of sales to Toyota, Renault and Volvo.

OPERATING PERFORMANCE -- 1998 VERSUS 1997

     Excluding the effect of the U.S. plant closures announced in fiscal 1997, operating income for the Transportation Equipment segment improved by $6,605, or 9.0% to $79,705 from the previous year despite reduced sales.

     Gross margins on the Company's products improved by $15,953, or 13.5%, over prior year levels. The improved results occurred primarily in North America and Brazil. Improvements in North American automotive operations totaled $16,153, and were attributable to continued process enhancements, cost reduction initiatives (particularly material savings) and efficiencies gained from the closure of two manufacturing facilities. Operations in Brazil turned profitable during fiscal 1998, and operating income was up $11,400 from fiscal 1997. These improvements were offset by margin reductions in Europe, principally the United Kingdom, as a result of start-up costs associated with a substantial number of product launches, including the Opel Astra. In addition, the Company estimates that the UAW strike at General Motors reduced fourth quarter pretax earnings by approximately $2,700.

     Research and development costs increased by $729, or 1.7% from the previous year for the segment. The increase is primarily attributable to increased personnel costs in the United Kingdom related to a substantial number of concurrent product launches, in which several new manufacturing processes were introduced.

     Selling, general and administrative expenses increased substantially for the segment to $54,579, a 20.7% increase from prior year levels due to additional personnel costs of $3,400, facility costs of $1,500, depreciation on capital expenditures $1,300 and professional fees of $1,100. This large increase reflects the full-year cost of employees added in the fourth quarter of fiscal 1997 as part of an effort to upgrade the talent of the people in the organization; an upgrade of leased computer hardware throughout the Company; professional fees utilized in the support of acquisitions and other strategic projects; and the leasing of additional space to support the foregoing efforts.

OPERATING PERFORMANCE -- 1997 VERSUS 1996

     Despite only modest sales growth from 1996 to 1997, the Transportation Equipment segment experienced strong improvements in operating results. Operating income after charges for the plant closings in Lexington, Kentucky, and Schenectady, New York, was $55,439, an increase of $15,603, or 39.2% over fiscal 1996 levels. This improvement was attributable to the success of ongoing process improvement and cost reduction initiatives, including a focused effort on lowering raw material costs. Gross margin on sales showed continued improvement throughout the year. Operating income in Brazil also improved by over $8,500 as this operation moved from start-up toward full production.

     Research and development costs increased substantially due in large part to an investment by the Company in vehicle sealing systems with cosmetic, weight and performance characteristics superior to those then in existence, and which would allow for cycle time improvements when placed in production. This investment totaled approximately $1,500 in fiscal 1997. The Company also incurred increased costs totaling $972 from the addition of engineering staff for its Brazilian operation.

     Selling, general and administrative expenses decreased from prior year levels due to the absence of start-up costs related to the Brazilian plant of $6,100. This decrease was substantially offset by increased personnel costs for areas targeted to improve customer service.

     The Company incurred a charge of $17,661, before tax, for the closure of two North American manufacturing facilities. These closures were deemed necessary by management to consolidate operations and reduce overcapacity in this geographic area. Ongoing production programs at these sites were transferred to existing locations in the United States. The closures were completed in December 1997 and have enhanced the Company's profitability.

TREAD RUBBER SEGMENT

GENERAL

     Oliver Rubber Company ("Oliver") manufactures and markets precure and moldcure tread rubber, bonding gum, cement, repair materials and equipment for use in the tire retreading industry. In addition, Oliver supplies custom-mixed rubber to the Company and certain affiliates for use in the automotive original equipment business.

SALES PERFORMANCE -- 1998 VERSUS 1997

     Sales for fiscal 1998 for the North American based Tread Rubber segment were $150,256, an increase of $4,759 or 3.3%, over fiscal 1997. Included in this amount were intersegment sales of $18,375, an increase of $5,145 or 38.9% compared to the prior year. The intersegment sales increase is the continuation of a trend to take advantage of Oliver's upgraded mixing operations to meet the raw material needs within the Transportation Equipment segment. Sales to third parties in fiscal 1998 were down slightly when compared to the prior year, decreasing $386. Reduced equipment sales in fiscal 1998 related to the Oliver's agreement with Treadco, Inc. were offset by increased precure, moldcure and custom mix volume gains.

SALES PERFORMANCE -- 1997 VERSUS 1996

     Fiscal 1997 sales totaled $145,497, an increase of 7.1% over fiscal 1996 sales of $135,869. Included in this amount were $13,230 of intersegment sales, an increase of 31.6% over prior year levels. The increase in intersegment sales resulted from investments made by Oliver to upgrade the capacity and quality of rubber mixing operations at its Asheboro, North Carolina plant. Increased sales to third parties were primarily the result of Oliver's agreement with Treadco, Inc., the largest independent truck tire retreader in the United States, which was signed in 1996.

OPERATING PERFORMANCE -- 1998 VERSUS 1997

     Operating income in the Tread Rubber segment for fiscal 1998 was $14,040, an increase of $4,912, or 53.8% over the same period last year. The enhanced operating performance is the result of continued process improvements resulting from the upgrade of manufacturing facilities and efficiencies gained with the closure of a manufacturing plant in Oakland, California and the relocation of business to existing plants. The costs to close the facility, net of any gains on the sale of land and building, were insignificant and were included in normal operations. Oliver also benefited from favorable raw material prices, partly as a result of the Company's worldwide procurement initiatives.

OPERATING PERFORMANCE -- 1997 VERSUS 1996

     Operating income in the Tread Rubber segment for fiscal 1997 was $9,128, an increase of $5,050, over fiscal 1996. Approximately $2,300 of this increase is the result of the sales increases noted above. In addition, improved operating efficiencies due to the upgrade of manufacturing facilities, and an emphasis on improving product mix contributed to increased operating income. These increases were partially offset by increased administrative costs related to enhancing the information systems and selling capabilities of this segment.

OTHER (INCOME) EXPENSE

     Interest expense was $12,389 for 1998, compared to $12,914 for 1997, a decrease of $525. The decrease was primarily attributable to lower borrowings under revolving credit agreements in the United States and France during 1998, lower short-term interest rates in the United States and decreased interest from hedging transactions. The lower borrowing levels are a direct result of increased cash generated by operations. These improvements were substantially offset by interest costs from increased short-term borrowings in Brazil and the United Kingdom. Interest expense in

Brazil was also impacted by its government's actions to substantially increase short-term interest rates.

     Interest expense was $12,914 for 1997, compared to $14,944 for 1996, a decrease of $2,030. The decrease was primarily attributable to lower borrowings under the Company's revolving credit agreement during 1997. This resulted from reduced capital expenditures due to the completion of the Brazilian plant and favorable cash flow from improved operations. The improvement was partially offset by increased interest from short-term borrowings, primarily in Brazil.

     Royalty and dividend income have been comparable for each of the last three years. "Other, net" was an expense in fiscal 1998 of $7,459, an increase of $6,938 over the 1997 expense amount of $521. This increase is primarily attributable to: (i) increased royalty expenditures ($1,168), (ii) exchange losses ($599), and (iii) operating losses at the Company's joint venture, Nishikawa Standard Company ("NSC"). As explained in Note 1 of the consolidated financial statements, the Company's share of NSC's earnings decreased by $4,702. Other, net in fiscal 1997 declined from the prior year level by $4,450, principally due to reduced earnings at NSC.

     The Company's effective tax rate for fiscal 1998 was 36.6% as compared to 40.7% in fiscal 1997. This reduction is attributable primarily to the reversal of prior tax adjustments and differences in the overall effective tax rate of foreign operations. In addition, the impact from the utilization of tax credits was reduced as a result of an overall improvement in earnings.

     The Company's effective tax rate for fiscal 1997 was 40.7% as compared to fiscal 1996 of 48.9% with the reduction related primarily to improved operating results in Brazil. While SPB lost money in both 1996 and 1997, reduced losses in 1997 resulted in a lower effective tax rate. The Company did not recognize these benefits in either year. Implementation of royalty agreements between the Company and certain of its foreign subsidiaries also lowered the effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generated $106,297 of net cash from operating activities in fiscal 1998. The major sources were net income, non-cash items such as depreciation and amortization and a reduction in accounts receivable. Receivables decreased by $23,161 from the prior year due to reduced amounts outstanding on tooling for OEMs and a decrease in general receivables as a result of the General Motors work stoppage.

     During fiscal 1998, the Company's net capital spending totaled $77,335, an increase of $18,331 from the prior year. Fiscal 1998 capital spending included significant expenditures in the United Kingdom related to a substantial number of new product launches occurring in fiscal 1998 and 1999 and expenditures totaling $7,510 for Oliver, related to a production agreement with Michelin North America, Inc. Also included are expenditures of approximately $8,900 for completion of the Company's new facilities in Baclair, France and in Aguascalientes, Mexico. The plant in Mexico is owned by a joint venture which is 70% owned by the Company and 30% owned by Nishikawa Rubber Company of Hiroshima, Japan. Capital spending for fiscal 1999 is planned to be approximately $65,000.

     The Company used improved cash flow from operations in fiscal 1998 to reduce long-term debt obligations under the Company's revolving credit agreement and also reduce short-term debt in Brazil, which experienced significant increases in short-term borrowing rates due to pressure on the Real, resulting from economic deterioration in Asia. The Company also paid quarterly dividends throughout fiscal 1998 of $0.17 per share. Dividends are expected to continue throughout fiscal 1999.

     During the three-year period ended June 30, 1998, inflation has been relatively moderate, and operating costs reflect current costs for raw materials and inventory, operating expenses and depreciation. It is important to understand that inflation, as reported on a consumer price index basis, may not bear a direct relationship to the Company's costs. Although inflation on the whole was stable during the period, the potential exists for price increases in the raw materials used in operations such as the costs of petroleum, polymers and chemicals at a rate greater than the general inflation rate. The Company does not expect inflation to have any near-term material effect on the costs of its products, although there can be no assurance that such an effect will not occur in the future.

     Except for Brazil and Mexico, the value of the Company's consolidated assets and liabilities located outside the United States (which are translated at period-end exchange rates) and income and expenses (which are translated using rates prevailing during the fiscal year) have been affected by the translation values of the Canadian dollar, French franc, British pound and Polish zloty. Such translation adjustments are reported as a separate component of shareholders' equity. While exchange rate fluctuations have historically not had a significant impact on the Company's reported operating results, changes in the values of the currencies noted above will impact the translation adjustments in the future. The Company's operations in Brazil and Mexico use the U.S. dollar as their functional currency. Translation adjustments for these operations are included in the determination of income.

     At June 30, 1998, the Company was in compliance with the various covenants under the agreements pursuant to which it may borrow money. Management expects that it will remain in compliance with these covenants through the year ending June 30, 1999.

     On June 23, 1998, the Company's Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares over a three year period should market conditions warrant. During the next year, the Company believes that its cash requirements for the share repurchase, working capital, capital expenditures, certain acquisitions, dividends, interest and debt repayments will be met through internally generated funds and utilization of available borrowing sources. For a description of the Company's financing arrangements at June 30, 1998, see Note 7 to the Consolidated Financial Statements.

YEAR 2000

     The "Year 2000" problem relates to computer systems that have time and date-sensitive programs that were designed to read years beginning with "19," but may not properly recognize the year 2000. If a computer system or software application used by the Company or a third party dealing with the Company fails because of the inability of the system or application to properly read the year "2000," the results could conceivably have a material adverse effect on the Company.

     As a key supplier to the automotive, appliance and retreading industries, the Company's major exposure for Year 2000 problems is the effect of shutting down production at one of its customer's factories. While lost revenues from such an event are a concern for the Company, the greater risks are the consequential damages for which the Company could be liable if it in fact is found responsible for the shutdown of one of its customer's facilities. Such a finding could have a material adverse impact on the Company's results of operations.

     The most likely way in which the Company would shut down production at a customer's facility is by being unable to supply parts to that customer. The parts supplied by the Company, in most instances, are integral components of the end products produced by the customer, and the inability to provide them may render the customer unable to manufacture and sell its products. Breakdowns in any number of the Company's computer systems and applications could prevent the Company from being able to manufacture and ship its products. Examples are failures in the Company's manufacturing application software, barcoding systems, computer chips embedded in plant floor equipment, lack of supply of materials from its suppliers, or lack of power, heat or water from utilities servicing its facilities. The Company's products do not contain computer devices that require remediation to meet Year 2000 requirements. A review of the Company's status with respect to remediating its computer systems for Year 2000 compliance is presented below.

      For its information technology, the Company currently utilizes an IBM AS400-based computing environment which is complemented by a series of local-area networks ("LANs") that are connected worldwide via a wide-area network ("WAN"). Substantially all operating systems related to the AS400s, LANs and WAN have been updated to comply with Year 2000 requirements. In addition, upgraded and modified versions of the Company's financial, manufacturing (including bar coding), human resource, and other software applications which are Year 2000 ready are available, and are now in the process of being integrated into the Company's systems. The Company presently expects that this integration will be substantially completed by the end of calendar year 1998.

     The Company utilizes non-mainframe computers and software in its various production processes throughout the world. In several locations it has retained consulting firms to assist it in identifying potential Year 2000 problems in those processes, and evaluating the readiness of the computer systems used in those processes. General findings to date have identified only a few changes that need to be made to these systems. Problems have generally related to old personal computers or memory chips which must be replaced. Although there can be no assurance that the Company will identify and correct every Year 2000 problem found in the computer applications used in its production processes, the Company believes that it has in place a comprehensive program to identify and correct any such problems, and expects to have substantially completed the remediation of its production systems by the end of calendar year 1998. At the present time, the Company does not believe that it requires a contingency plan with respect to its information technology and production processes, and has therefore not developed one.

     The Company is also reviewing its building and utility systems (heat, light, phones, etc.) for the impact of Year 2000. Many of the systems in this area are Year 2000 ready. While the Company is working diligently with all of its utility suppliers and has no reason to expect that they will not meet their required Year 2000 compliance targets, there can be no assurance that these suppliers will in fact meet the Company's requirements. The failure of any such supplier to fully remediate its systems for Year 2000 compliance could cause a shutdown of one or more of the Company's plants, which could impact the Company's ability to meet its obligations to supply products to its customers.

     The Company has also commenced a program to determine the Year 2000 compliance efforts of its equipment and material suppliers. The Company has sent comprehensive questionnaires to all of its significant suppliers regarding their Year 2000 compliance and is attempting to identify any problem areas with respect to them. This program will be ongoing and the Company's efforts with respect to specific problems identified will depend in part upon its assessment of the risk that any such problems may cause the shutdown of a customer's plant or other problem which the Company believes would have a material adverse impact on its operations. Unfortunately, the Company cannot fully control the conduct of its suppliers, and there can be no guarantee that Year 2000 problems originating with a supplier will not occur. The Company has not yet developed contingency plans in the event of a Year 2000 failure caused by a supplier or third party, but would intend to do so if a specific problem is identified through the programs described above. In some cases, especially with respect to its utility vendors, alternative suppliers may not be available.

     As a Tier 1 supplier in the auto industry, the Company takes an active role in many industry-sponsored organizations, including the Automotive Industry Action Group ("AIAG"). The AIAG has been proactive in working with OEMs and Tier 1, 2 and 3 suppliers to ensure that the industry as a whole addresses the Year 2000 problem. Tools to assist in achieving compliance include standardized questionnaires, regular meetings of members, follow-up by AIAG personnel regarding answers to questionnaires, etc. The Company continues to work with such industry groups to ensure compliance.

     The information presented above sets forth the key steps taken by the Company to address the Year 2000 problem. There can be no absolute assurance that third parties will convert their systems in a timely manner and in a way that is compatible with the Company's systems. The Company believes that its actions with suppliers will minimize these risks and that the cost of Year 2000 compliance for its information and production systems will not be material to its consolidated results of operations and financial position.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This standard establishes guidelines for the display of comprehensive income for financial statement purposes. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

     The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires extensive disclosure of operating segments based on the "management approach." This approach organizes segments within a company for making operating decisions and assessing performance. Reportable segments can be based on products and services, geography, legal structure or any other manner in which management disaggregates the company. This Statement requires reporting segment profit or loss, certain specific revenue and expense items and segment assets. It also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts reported in the Consolidated Financial Statements. Restatement of comparative information for earlier periods presented is required in the initial year of application. Interim information is not required until the second year of application, at which time comparative information is required.

     The FASB has issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Post-retirement Benefits." This standard revises employers' disclosures on pension and other postretirement benefit plans. The objective of the statement is to standardize the disclosure requirements and report additional information on changes in the benefit obligations and fair value of plan assets.

     SFAS Nos. 130, 131 and 132 are effective for fiscal years beginning after December 15, 1997.

     The FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This standard is effective for fiscal years beginning after June 15, 1999.

     The Company has not determined the impact that the adoption of these new standards will have on its Consolidated Financial Statements or disclosures.

PROSPECTIVE INFORMATION

     In August 1998 the Company's Holm Industries, Inc. subsidiary purchased certain assets and assumed certain liabilities of OEM/Miller Corporation of Aurora, Ohio, a privately owned manufacturer of specialty corrugated plastic tubing and molded parts for the appliance, automotive and construction industries.

     Late in fiscal 1998, the United Auto Workers called a strike against General Motors that lasted until late July 1998. The Company has previously reported that the impact on fiscal 1998 results was estimated at $0.10 diluted earnings per share. The strike will also impact earnings in fiscal 1999. The following comments do not however take into account any such impact.

     The Company expects that its worldwide sales for fiscal 1999 will be down slightly from fiscal 1998 levels. Despite the lack of revenue growth, the Company has targeted to deliver a ten to fifteen percent improvement in diluted earnings per share from fiscal 1998's $2.56. This improvement is partly dependent on improved operating results by the Company's subsidiary in the United Kingdom and at Nisco, the Company's U.S.-based joint venture with Nishikawa Rubber. Both of these operations experienced significant losses in fiscal 1998 related to the introduction of numerous new programs. While more new product introductions are expected in fiscal 1999, the Company believes that the most intense period for these operations is behind them. The targeted earnings improvement is also significantly dependent upon continued results from the Company's Low Cost Producer strategy. This strategy has four components: Six Sigma quality in all operations of the Company; 100% on time delivery; use of breakthrough technologies; and developing synergy worldwide. Further successful initiatives as a part of this strategy are necessary to fund customer givebacks and economic increases planned for fiscal 1999, as well as provide for true productivity gains. The Company has achieved its goals in each of the past two years in part through the success of its Low Cost Producer strategy.

     A closer look at the sales line shows that North American automotive sales are expected to decline by over 10% in fiscal 1999. This decline is related primarily to the loss of some programs, principally the Jeep(R) Grand Cherokee, and expected lower volumes on certain models for which the Company supplies systems, such as the Ford Taurus and Escort. Customer price concessions are also a significant factor in the anticipated sales decline. As mentioned above, this projected sales decline does not include the impact of the UAW strike against General Motors. The sales decline in North America is expected to be offset by increased sales in the Tread Rubber segment as well as continued launches of new programs in the United Kingdom.

     The Company's primary market risks in fiscal 1999 are those shared by its global customers and include, among other things, fluctuations in interest rates and currency exchange rates, particularly in emerging markets. To the extent these fluctuations lead to changes in consumer demand for vehicles in general or give one automaker or group of automakers a competitive advantage over another, the Company's sales volumes may go up or down.

     A specific concern of the Company in this regard is Brazil. During fiscal 1998, the government in Brazil acted to raise interest rates to protect its currency from further devaluation. This had the effect of lowering demand for "big ticket" consumer goods such as automobiles. While some automakers reduced production significantly during this period, others made smaller adjustments or waited to determine what, if any, adjustments they would make to their production schedules. Now, with inventory building in their systems as automobile sales have remained sluggish, they are lowering production, thereby reducing demand for the Company's products. Any prolonged reduction of this nature would have a significant impact on the Company's ability to meet its targeted earnings performance. While a similar exposure exists in other emerging markets in which the Company competes, especially Mexico and Poland, the impact on financial results is unlikely to be material due to the start-up status of these operations.

     In addition to the economic impact of currency exposure, the Company is also exposed to translation losses related to currency changes. The recent slide in the value of the Canadian dollar will reduce the U.S. dollar reported value of both sales and earnings generated in that country.

     Price pressures in the Company's automotive businesses are due in part to the overcapacity that exists in the global automotive industry. This overcapacity has forced OEMs to keep prices low or offer larger incentives to lure buyers into the showroom. OEMs have then turned to their suppliers seeking continued price reductions. However, if current economic problems in Asia and other emerging markets continue to spread globally, the overcapacity in the industry could further intensify the Company's competition and lead to even greater demands for price reductions from its customers at a time when demand may be reduced as well. In such a scenario, the Company's financial performance could be adversely impacted. It is important to note, however, that the Company has successfully managed the impact of these pricing pressures in the past.

CAUTIONARY STATEMENTS FOR PURPOSES OF "SAFE HARBOR" UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995

     Certain statements in this Management's Discussion and Analysis, the attached Consolidated Financial Statements, in the Company's press releases and in oral statements made by or with the approval of an authorized executive officer of the Company, and in particular certain statements set forth in the preceding section entitled "Prospective Information," constitute "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995. These may include statements projecting, forecasting or estimating Company performance and industry trends. The achievement of the projections, forecasts or estimates is subject to certain risks and uncertainties. Actual results and events may differ materially from those projected, forecasted or estimated. The applicable risks and uncertainties include general economic and industry conditions that affect all international businesses, as well as matters that are specific to the Company and the markets it serves.

     General risks that may impact the achievement of such forecasts include compliance with new laws and regulations; significant raw material price fluctuations; currency exchange rate fluctuations; limits on repatriation of funds; and political uncertainties. Specific risks to the Company include risk of recession in the economies in which its products are sold, especially in emerging markets where recent currency weakness may lead to recessionary conditions; the concentration of a substantial percentage of the Company's sales with a few major OEM customers; labor relations at the Company, its customers and its suppliers; competition in pricing and new product development from larger companies with substantial resources; and continued globalization of the automotive supply base resulting in new competition in certain locations.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Standard Products Company
and Consolidated Subsidiaries

     Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

     Standard Products' internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

     Arthur Andersen LLP, independent auditors, are retained to audit the Company's financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audits tests to be applied.

     The Board of Directors exercises its responsibility for these financial statements through its Audit Committee, which consists entirely of independent non-management Board members. The audit committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

RONALD L. ROUDEBUSH        DONALD R. SHELEY, JR.
Ronald L. Roudebush        Donald R. Sheley, Jr.
Vice Chairman and Chief    Vice President, Finance
Executive Officer          and Chief Financial
                           Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS, THE STANDARD PRODUCTS COMPANY:

     We have audited the accompanying consolidated balance sheets of The Standard Products Company (an Ohio corporation) and Consolidated Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Standard Products Company and Consolidated Subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

July 23, 1998
Detroit, Michigan

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   THE STANDARD PRODUCTS COMPANY
                                                                   AND CONSOLIDATED SUBSIDIARIES
                                                                   FOR THE YEARS ENDED JUNE 30,
                                                             -----------------------------------------
                                                                1998           1997           1996
                                                                ----           ----           ----
                                                             (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
Net Sales................................................    $1,101,309     $1,108,268     $1,083,920
Cost of Goods Sold:
  Materials, wages and other manufacturing costs.........       888,385        916,821        934,504
  Research, engineering and development expenses.........        46,955         45,991         40,934
                                                             ----------     ----------     ----------
                                                                935,340        962,812        975,438
                                                             ----------     ----------     ----------
Gross Income.............................................       165,969        145,456        108,482
Selling, General and Administrative Expenses.............        78,025         68,559         69,616
Non-recurring Charge (Note 2)............................            --         17,661             --
                                                             ----------     ----------     ----------
                                                                 87,944         59,236         38,866
                                                             ----------     ----------     ----------
Other (Income) Expense:
  Royalty and dividend income............................          (426)          (658)          (673)
  Interest expense.......................................        12,389         12,914         14,944
  Other, net.............................................         7,459            521         (3,929)
                                                             ----------     ----------     ----------
                                                                 19,422         12,777         10,342
                                                             ----------     ----------     ----------
Income before Taxes on Income............................        68,522         46,459         28,524
Provision for Taxes on Income............................        25,078         18,929         13,947
                                                             ----------     ----------     ----------
     Net Income..........................................    $   43,444     $   27,530     $   14,577
                                                             ==========     ==========     ==========
Earnings Per Common Share:
  Basic..................................................    $     2.58     $     1.64     $     0.87
                                                             ----------     ----------     ----------
  Diluted................................................    $     2.56     $     1.63     $     0.87
                                                             ----------     ----------     ----------
Weighted average shares outstanding:
  Basic..................................................    16,848,967     16,803,849     16,757,767
  Diluted................................................    16,975,321     16,855,624     16,779,828

        The accompanying notes are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                THE STANDARD PRODUCTS
                                                              COMPANY AND CONSOLIDATED
                                                               SUBSIDIARIES, JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                                 ----          ----
                                                                (THOUSANDS OF DOLLARS
                                                                 EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   1,625     $   6,972
  Receivables, less allowances of $3,949 in 1998 and $2,863
     in 1997................................................     151,535       174,696
  Inventories (Note 4)......................................      61,139        66,633
  Prepaid expenses..........................................      25,319        23,685
                                                               ---------     ---------
       Total current assets.................................     239,618       271,986
                                                               ---------     ---------
Property, Plant and Equipment, at cost:
  Land and buildings........................................     125,906       123,103
  Machinery and equipment...................................     498,282       460,511
                                                               ---------     ---------
                                                                 624,188       583,614
  Less -- Accumulated depreciation..........................    (293,836)     (280,608)
                                                               ---------     ---------
       Net property, plant and equipment....................     330,352       303,006
Goodwill, net...............................................      63,617        66,169
Other Assets, net (Note 5)..................................      50,659        50,698
                                                               ---------     ---------
                                                               $ 684,246     $ 691,859
                                                               =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term notes payable..................................   $  14,994     $  19,645
  Current maturities of long-term debt......................      14,031         1,289
  Accounts payable and accrued expenses (Note 6)............     183,646       201,629
  Dividend payable..........................................       2,869         2,858
                                                               ---------     ---------
       Total current liabilities............................     215,540       225,421
Long-term Debt, net of current maturities...................      92,457       121,804
Other Postretirement Benefits...............................      24,362        24,953
Deferred Income Taxes and Other Credits.....................      51,715        51,324
Commitments and Contingent Liabilities (Note 12)
Shareholders' Equity:
  Serial preferred shares, without par value, authorized
     6,000,000 voting shares and 6,000,000 non-voting
     shares, none issued....................................          --            --
  Common shares, par value $1 per share; authorized
     50,000,000 shares, issued and outstanding 16,877,693 in
     1998 and 16,809,723 in 1997............................      16,878        16,810
  Paid-in capital...........................................      99,462        98,066
  Retained earnings.........................................     202,599       170,620
  Foreign currency translation adjustments..................     (16,991)      (12,870)
  Minimum pension liability.................................      (1,776)       (4,269)
                                                               ---------     ---------
       Total shareholders' equity...........................     300,172       268,357
                                                               ---------     ---------
                                                               $ 684,246     $ 691,859
                                                               =========     =========

        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THE STANDARD PRODUCTS COMPANY
                                                                   AND CONSOLIDATED SUBSIDIARIES
                                                                    FOR THE YEARS ENDED JUNE 30,
                                                                ------------------------------------
                                                                  1998          1997          1996
                                                                  ----          ----          ----
                                                                       (THOUSANDS OF DOLLARS)
Cash Flows from Operating Activities:
  Net income................................................    $ 43,444      $ 27,530      $ 14,577
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      55,131        53,130        52,545
     Deferred taxes and other credits.......................       1,005          (974)          265
     Equity in income of non-consolidated affiliates........       3,478        (1,103)       (2,436)
     Effect of changes in foreign currency..................       1,163           929           192
     Other..................................................      (2,528)        2,763         1,216
     Net changes in assets and liabilities:
       Receivables (Note 3).................................      23,161         5,877        18,160
       Inventories..........................................       5,025        (6,079)        9,081
       Accounts payable and accrued expenses................     (23,582)       (2,028)       29,140
                                                                --------      --------      --------
          Net cash provided by operating activities.........     106,297        80,045       122,740
                                                                --------      --------      --------
Cash Flows from Investing Activities:
  Purchase of property, plant and equipment, net............     (77,335)      (59,004)      (79,684)
  Investments in affiliates and non-consolidated entities...      (1,307)         (264)         (199)
  Assets acquired by purchase of businesses.................          --            --        (1,581)
                                                                --------      --------      --------
          Net cash used by investing activities.............     (78,642)      (59,268)      (81,464)
                                                                --------      --------      --------
Cash Flows from Financing Activities:
  Proceeds of long-term borrowings..........................      27,144        18,076        37,791
  Net increase (decrease) in short-term borrowings..........      (4,651)       18,447        (3,561)
  Repayment of long-term borrowings.........................     (43,666)      (39,586)      (84,659)
  Cash dividends............................................     (11,465)      (11,579)      (11,400)
  Proceeds from exercise of stock options...................         533           134           299
                                                                --------      --------      --------
          Net cash used by financing activities.............     (32,105)      (14,508)      (61,530)
                                                                --------      --------      --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (897)          703           708
                                                                --------      --------      --------
Increase (decrease) in cash and cash equivalents............      (5,347)        6,972       (19,546)
Cash and cash equivalents at the beginning of the year......       6,972            --        19,546
                                                                --------      --------      --------
Cash and cash equivalents at the end of the year............    $  1,625      $  6,972      $     --
                                                                ========      ========      ========

        The accompanying notes are an integral part of these statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            THE STANDARD PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES
                                                  FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                                       ----------------------------------------------------------------------
                                                                        FOREIGN
                                                                       CURRENCY      MINIMUM        TOTAL
                                       COMMON    PAID-IN   RETAINED   TRANSLATION    PENSION    SHAREHOLDERS'
                                       SHARES    CAPITAL   EARNINGS   ADJUSTMENTS   LIABILITY      EQUITY
                                       ------    -------   --------   -----------   ---------   -------------
                                                      (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
BALANCE, JUNE 30, 1995..............   $16,736   $96,237   $151,492    $   (496)     $(3,474)     $260,495
  Net income........................        --        --     14,577          --           --        14,577
  Cash dividends ($.68 per share)...        --        --    (11,400)         --           --       (11,400)
  Foreign currency translation
     adjustments....................        --        --         --      (5,822)          --        (5,822)
  Restricted stock awards...........        --       419         --          --           --           419
  Sale of 48,712 shares to option
     holders........................        49       250         --          --           --           299
  Minimum pension liability.........        --        --         --          --          197           197
                                       -------   -------   --------    --------      -------      --------
BALANCE, JUNE 30, 1996..............   $16,785   $96,906   $154,669    $ (6,318)     $(3,277)     $258,765
  Net income........................        --        --     27,530          --           --        27,530
  Cash dividends ($.68 per share)...        --        --    (11,579)         --           --       (11,579)
  Foreign currency translation
     adjustments....................        --        --         --      (6,552)          --        (6,552)
  Restricted stock awards...........        --     1,051         --          --           --         1,051
  Sale of 24,856 shares to option
     holders........................        25       109         --          --           --           134
  Minimum pension liability.........        --        --         --          --         (992)         (992)
                                       -------   -------   --------    --------      -------      --------
BALANCE, JUNE 30, 1997..............   $16,810   $98,066   $170,620    $(12,870)     $(4,269)     $268,357
  Net income........................        --        --     43,444          --           --        43,444
  Cash dividends ($.68 per share)...        --        --    (11,465)         --           --       (11,465)
  Foreign currency translation
     adjustments....................        --        --         --      (4,121)          --        (4,121)
  Restricted stock awards...........        --       931         --          --           --           931
  Sale of 67,950 shares to option
     holders........................        68       465         --          --           --           533
Minimum pension liability...........        --        --         --          --        2,493         2,493
                                       -------   -------   --------    --------      -------      --------
BALANCE, JUNE 30, 1998..............   $16,878   $99,462   $202,599    $(16,991)     $(1,776)     $300,172
                                       =======   =======   ========    ========      =======      ========

        The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Major intercompany items have been eliminated.

     The Company's investments in affiliate operations are accounted for by both the equity and cost methods of accounting. The cost method is followed in those situations where the Company's ownership is less than 20% and operations are conducted by management of the affiliate. Income is recorded as received. The equity method of accounting is followed in those situations of larger ownership interests but less than 51%, and the Company's results of operations include those of the affiliate to the extent of its ownership interest.

     The Company's investment in Nishikawa Standard Company (NSC), a 50% owned joint venture in the United States, is accounted for under the equity method. The Company's investment in NSC at June 30, 1998 and 1997 was $17,076 and $19,609, respectively, and is included in Other Assets in the accompanying consolidated balance sheets. In 1998, the Company made a $1,200 contribution in capital to the partnership to be used for general operating purposes. The Company's share of NSC's operating income (loss) was ($3,733), $969 and $2,504 in fiscal 1998, 1997 and 1996, respectively.

     Under the terms of NSC's revolving credit and term loan facility, the joint venture partners are required to guarantee a portion of NSC's borrowings. The Company's share of these guarantees at June 30, 1998 was $8,050.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include bank deposits and repurchase agreements at varying rates of interest and with original maturities less than thirty days. These investments are carried at cost which approximates market value.

     The following is additional information related to the accompanying consolidated statements of cash flows:

                        1998      1997      1996
                        ----      ----      ----
Cash paid for
  interest...........  $13,054   $12,314   $14,962
Cash paid for income
  taxes..............  $20,087   $18,819   $ 6,206

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standards (SFAS) No. 52. Except for the Brazilian and Mexican subsidiaries, current rates of exchange are used to translate the balance sheets of these entities, while the average exchange rate of each fiscal year is used for the translation of income and expense accounts. The resulting unrealized gains and losses are recorded as a component of shareholders' equity. Because the Company's Mexican subsidiary operates in a highly inflationary economy, the U.S. dollar has been used as the functional currency in the translation of the Mexican financial statements. The Brazilian economy ceased to be high inflationary during fiscal 1998, however SFAS 52 prescribes criteria which, if met, allows for the translation of its results using the remeasurement process. The Company will continue to use the U.S. dollar as the functional currency until the criteria specified in SFAS 52 are no longer met. Accordingly, foreign currency gains or losses of the Brazilian and Mexican subsidiaries have been reflected in income currently.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. The Company provides for depreciation of plant and equipment using the straight-line and sum-of-years' digits methods at annual rates based on the following estimated service lives of the property:

Buildings....................    15 to 25 years
Machinery and Equipment......    10 to 14 years
Furniture and Fixtures.......     7 to 10 years

     Maintenance and repair expenditures are charged to income as incurred. Expenditures for improvements and major renewals are capitalized. When assets are retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is credited or charged to income.

INVENTORIES

     Inventories are stated at the lower of cost or market. A substantial portion of domestic invento-ries are valued using the last-in, first-out (LIFO) method, and the remaining inventories are valued using the first-in, first-out (FIFO) method. Cost includes the cost of materials, direct labor and the applicable share of manufacturing overhead.

GOODWILL

     Goodwill, which represents the excess of purchase price over the fair value of assets acquired, is amortized on a straight-line basis over the estimated useful life but not in excess of 40 years. Recoverability is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the net assets on which the goodwill applies to the net book value, including goodwill, of those assets.

TAXES ON INCOME

     The Company has determined tax expense and other deferred tax information using the liability method, which recognizes the differences in financial reporting bases and tax bases of assets and liabilities at tax rates currently in effect. Income tax expense includes United States, foreign and state income taxes, exclusive of taxes on the undistributed income of foreign subsidiaries where it is the intention of the Company to have those subsidiaries reinvest the income locally.

RETIREMENT PLANS

     The Company's policy is to fund the pension costs of defined benefit plans in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Defined contribution and multi-employer plans are funded as accrued and the accrual is based upon hourly rates, or a percentage of the unit's performance.

POSTRETIREMENT MEDICAL BENEFITS

     The Company provides postretirement health and life insurance benefits for retired salaried and certain retired hourly employees. Benefits provided under various plans, individually arranged by business unit, include health and life insurance. The plans generally provide for a means to limit the cost of the plans to the Company through cost-sharing or spending limitations.

FINANCIAL INSTRUMENTS

     The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, trade receivables and payables and debt obligations. The book value of cash and cash equivalents, trade receivables and payables and short-term debt are considered to be representative of fair value because of the short maturity of these instruments. The fair value of long-term debt is based on rates available to the Company for debt with comparable terms and maturities.

     Off balance sheet derivative financial instruments include a currency and interest rate swap transaction and foreign exchange contracts. The currency and interest rate swap transaction protects the Company from fluctuations in the value of the U.S. dollar in relation to the French franc and establishes a fixed U.S. dollar rate of return on a loan from the Company to its French subsidiary. The interest rate swap transaction converts floating rate debt under its Revolving Credit Agreement to fixed rate debt.

     The Company and its subsidiaries enter into foreign exchange contracts to manage exposure to foreign exchange fluctuations related to sales to foreign customers or purchases of equipment or inventory from foreign suppliers. These contracts hedge firm commitments to pay or receive foreign currency within a one-year period. The Company does not engage in speculation and does not hedge foreign currency positions which are not related to specific transactions. The gains and losses on the contracts offset losses and gains of the transactions being hedged, resulting in protection from the risks of foreign exchange movement for those transactions and avoiding losses affecting results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ENVIRONMENTAL COMPLIANCE AND REMEDIATION

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

REVENUE RECOGNITION

     The Company recognizes revenues as products are shipped to its customers.

CONCENTRATION OF CREDIT RISK

     The Company designs and manufactures rubber and plastic components for automotive original equipment manufacturers. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition. The allowance for non-collection of accounts receivable is based on the expected collectibility of all accounts receivable.

IMPAIRMENT OF ASSETS

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " on July 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated financial statements.

STOCK-BASED COMPENSATION

     Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1997 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to their 1998 presentation in the financial statements.

2. NON-RECURRING CHARGE

     In 1997, the Company announced it would permanently close two automotive parts plants in Schenectady, New York and Lexington, Kentucky, and recorded a non-recurring charge of $17,661 or $0.63 per share of common stock, after tax. The closures were undertaken to reduce overcapacity, which management feels will allow the Company to improve customer service, reduce operating costs, and improve productivity and asset utilization. The closures were completed by December 1997, resulting in the reduction of 470 employees.

     The Company's provision consisted of $12,485 to recognize severance and benefits for terminated employees and $5,176 for asset writedowns and building razing costs. Additional costs will be charged to normal operations as incurred.

     During fiscal 1997, the Company also incurred $1,665 in expenses related to the transfer of business from the closed facilities to those that will remain in operations. Since these costs are expected to benefit future operations they were not included in the non-recurring charge. Examples include costs to move machinery, equipment and inventory, equipment set-up and relocation of employees retained by the Company.

3. ACCOUNTS RECEIVABLE SECURITIZATION

     In September 1995, the Company and certain of its U.S. subsidiaries entered into an agreement to sell, on an ongoing basis, all of their accounts receivable to The Standard Products Funding Corporation (Funding Co.), a wholly owned subsidiary of the Company. Accordingly, the Company and those subsidiaries, irrevocably and without recourse, transfer all of their U.S. dollar denominated trade accounts receivable (principally representing amounts owed by original equipment customers in the U.S. automotive and related industries) to the Funding Co. The Funding Co. has sold and, subject to certain conditions, may from time to time sell an undivided interest in those receivables to the Clipper Receivables Corporation. The Funding Co. is permitted to receive advances of up to $50,000 for the sale of such undivided interest. At June 30, 1998, $50,000 has been advanced. The agreement, which was to expire in September 1998, was extended to November 2000.

     Proceeds from the sale were used to reduce outstanding borrowings under the Company's Revolving Credit Agreement and are reflected as operating cash flows in the accompanying consolidated statement of cash flows. Costs of the program, which primarily consist of the purchasers' financing and administrative costs, totaled $3,158 and $3,104 in fiscal 1998 and 1997 and have been classified as Selling, General and Administrative Expenses in the accompanying consolidated statement of income. The Company maintains an allowance for doubtful accounts receivable ($3,949 and $2,863 at June 30, 1998 and 1997, respectively) based on the expected collectibility of all trade accounts receivable, including receivables sold.

4. INVENTORY

     The major components of inventory are as follows:

                               1998       1997
                               ----       ----
                                (THOUSANDS OF
                                   DOLLARS)
Raw materials.............    $24,898    $29,069
Work-in-process and
  finished goods..........     36,241     37,564
                              -------    -------
Total, at both FIFO and
  LIFO cost...............    $61,139    $66,633
Excess of FIFO cost over
  LIFO cost...............    $13,119    $14,019

     Approximately 46% of the Company's inventories are valued at LIFO cost.

5. OTHER ASSETS, NET

     Other assets consist of the following:

                                 1998       1997
                                 ----       ----
                                  (THOUSANDS OF
                                     DOLLARS)
Investments...................  $18,976    $22,508
Tooling.......................    9,312      3,450
Patents and license
  agreements..................    3,299      2,448
Other intangibles.............    1,967      3,386
Deferred taxes................    8,810      9,401
Other.........................    8,295      9,505
                                -------    -------
    Total.....................  $50,659    $50,698

     Where applicable, amounts are presented net of accumulated amortization.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                 1998         1997
                                 ----         ----
                               (THOUSANDS OF DOLLARS)
Accounts payable...........    $ 92,965     $ 81,214
Accrued payrolls...........      30,675       34,451
Accrued other taxes........       4,108        5,035
Federal income tax.........       1,996        3,681
Other accrued expenses.....      53,902       77,248
                               --------     --------
    Total..................    $183,646     $201,629

7. FINANCING ARRANGEMENTS

                              1998         1997
                              ----         ----
                           (THOUSANDS OF DOLLARS)
Senior notes.............   $100,000     $100,000
Revolving credit
  agreement..............         --       20,000
Other debt...............      6,488        3,093
                            --------     --------
     Total...............    106,488      123,093
Less -- current
  maturities.............     14,031        1,289
                            --------     --------
                            $ 92,457     $121,804

     At June 30, 1998, Senior Notes outstanding of $100,000 include two issues, $75,000 and $25,000. The $75,000 Senior Notes, placed directly with three affiliated insurance companies, are unsecured and accrue interest at 6.55%. Interest payments are payable semiannually, and annual principal payments of $12,500 begin in December 1998 through December 2002, with the balance due on maturity in December 2003. The $25,000 Senior Notes are also unsecured notes placed directly with the holders. The interest rate of 9.81% is paid semiannually and the notes are payable July 1, 1999.

     Each of the Senior Note agreements requires the Company to maintain certain financial covenants as to net worth and leverage.

     The Revolving Credit Agreement (Credit Agreement) represents unsecured borrowings from a group of banks that have committed to make available for borrowing up to $225,000 until September 2002 with provisions for extending the agreement beyond that date upon satisfaction of certain requirements. The loans may be denominated in either U.S. dollars or certain other currencies based upon Eurodollar interest rates or the agent bank's base rate. An annual facility fee of 0.125% is due on the total commitment. The terms of the Credit Agreement also require the Company to maintain certain financial covenants as to net worth and leverage.

     Under the most restrictive covenants of the Company's various loan agreements, $66,558 of retained earnings were not restricted at June 30, 1998 for the payment of dividends.

     The maturities of long-term debt for the five years subsequent to June 30, 1998 are:

                             (THOUSANDS OF DOLLARS)
1999.....................           $14,031
2000.....................            38,070
2001.....................            13,089
2002.....................            12,907
2003.....................            12,905
Thereafter...............            15,486

     The Company and its subsidiaries also have, from various banking sources, approximately $56,400 of unused short-term lines of credit at rates of interest approximating Eurodollar interest rates. These funds are available subject to satisfying covenant restrictions as to funded debt limitations. In 1998, the average borrowings under these sources was $24,800, and the highest month-end balance was $37,800. Comparable amounts for 1997 were $20,200 and $38,000 and $9,000 and $17,400 for 1996. The effective annual borrowing rate was 8.3% in 1998, 7.3% in 1997 and 6.8% in 1996. At June 30, 1998, the weighted interest rate was 7.9%.

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the Company's significant balance sheet financial instruments at June 30, 1998 and 1997, are as follows:

          1998              CARRYING      FAIR
 (THOUSANDS OF DOLLARS)      AMOUNT      VALUES
 ----------------------     --------     ------
Cash and cash
  equivalents...........    $  1,625    $  1,625
Short-term bank debt....      14,994      14,994
Long-term bank debt
  (including current
  portion)..............     106,488     106,988

          1997
 (THOUSANDS OF DOLLARS)
 ----------------------
Cash and cash
  equivalents...........    $  6,972    $  6,972
Short-term bank debt....      19,645      19,645
Long-term bank debt
  (including current
  portion)..............     123,093     121,793

     Off balance sheet derivative financial instruments at June 30, 1998 and 1997, held for purposes other than trading, were as follows:

                                1998                   1997
                         -------------------    -------------------
                         CONTRACT/              CONTRACT/
                         NOTIONAL      FAIR     NOTIONAL      FAIR
                          AMOUNT      VALUES     AMOUNT      VALUES
                         ---------    ------    ---------    ------
                                   (THOUSANDS OF DOLLARS)
Currency and interest
  rate swaps.........     $31,010     $(219)     $34,680     $ (509)
Foreign currency
  exchange
  agreements.........      14,000       148       41,388      1,844

     With regard to the combined currency and interest rate swap agreement, the nominal amount of 65,148 French francs is payable by the Company to a bank, while the amount due from the bank to the Company is $11,010. Periodic payments are made by the Company and the bank until maturity in November 2000. Interest rates are fixed with a rate of 6.5% on payments to the bank and 5.8% on payments from the bank. Exchange rate fluctuations of the French franc payable to the bank are offset by the French franc receivable from the French subsidiary.

     The interest rate swap contract matures in March 1999. The Company pays a fixed interest rate of 5.18% to the bank and receives a floating rate LIBOR payment from the bank on the $20,000 notional amount of the swap contract.

     Foreign exchange contracts hedging trade transactions mature over the next twelve months. Exchange contracts hedging foreign denominated intercompany loans mature no later than the maturity of the loan.

     The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

     The Company actively monitors its exposure to risk from changes in foreign exchange rates and interest rates. Derivative financial instruments are used to reduce the impact of these risks. The Company does not use these instruments for trading purposes and does not use instruments where there are no underlying exposures. Management believes that its use of these instruments to reduce risk is in the Company's best interest.

     The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative financial instrument and related balance sheet position assuming a 10% adverse change in market prices or rates. Fair value was determined using quoted market prices.

     A 63 basis point increase in interest rates (10% of the Company's weighted average worldwide interest rate) affecting the company's floating financial instruments, including debt obligations, interest rate swap contract and accounts receivable securitization, would result in an increase in annual interest expense of approximately $283.

     The Company has financial and related balance sheet positions that are sensitive to foreign currency exchange rates, including foreign currency forward exchange contracts and non-functional currency denominated receivables and payables. The net amount that is exposed to changes in foreign currency rates is then subjected to a 10% change in the value of the foreign currency versus the U.S. dollar. A 10% adverse change in foreign exchange rates would result in a pre-tax expense of approximately $248.

9. RETIREMENT PLANS

     The Company and its consolidated subsidiaries have a number of plans providing pension, retirement or profit-sharing benefits for substantially all employees. These plans include defined benefit, defined contribution and multi-employer plans. For defined benefit plans, those covering salaried employees provide pension benefits based upon the individual employee's average compensation over the last five years, while hourly plans provide benefits of stated amounts for each year of service. The assets of the plans consist of listed bonds, stocks, mutual investment funds and cash securities.

     Pension expense is determined using assumptions at the beginning of the year. The projected benefit obligation (PBO) is determined using the assumptions at the end of the year. Assumptions used to determine pension expense and the PBO were:

                             1998     1997     1996
                             ----     ----     ----
Discount rate............    7.25%    7.75%    7.75%
Long-term rate of return
  on plan assets.........    9.50%    9.50%    9.50%
Rate of increase in
  future compensation
  levels.................    4.50%    5.00%    5.00%

     The cost of providing pension, retirement and profit-sharing benefits charged to operations amounted to $7,634 in 1998, $7,295 in 1997 and $6,999 in 1996. For 1998, the expense of defined contribution plans was $5,550 and multi-employer plan expense was $232. Comparable figures for 1997 were $5,033 and $486, and for 1996, $4,102 and $449. Components of pension expense for defined benefit plans included the following items:

                         1998      1997       1996
                         ----      ----       ----
                          (THOUSANDS OF DOLLARS)
Service cost.........  $  2,470   $ 2,435   $  2,737
Interest cost on
  PBO................     6,648     6,262      6,265
Actual gain on plan
  assets.............   (23,887)   (6,163)   (12,654)
Net amortization and
  deferral...........    16,225    (1,361)     6,100
Loss due to
  curtailment........       396       602         --
                       --------   -------   --------
Net pension
  expense............  $  1,852   $ 1,775   $  2,448

     The funded status of the foreign and domestic defined benefit plans is displayed below and is based on information supplied by the Company's actuary as of March 31 of each year. In connection with the recognition of the minimum liability as required by SFAS No. 87, as of June 30, 1998, the Company has recorded an intangible asset of $1,229 included in Other Assets, net in the accompanying consolidated balance sheet, and an equity reduction of $1,776.

                               1998                1997
                         -----------------   -----------------
                          LESS     GREATER    LESS     GREATER
                          THAN      THAN      THAN      THAN
                          PLAN      PLAN      PLAN      PLAN
                         ASSETS    ASSETS    ASSETS    ASSETS
                         ------    -------   ------    -------
                                (THOUSANDS OF DOLLARS)
ACCUMULATED BENEFITS
  ARE:
Vested benefits........  $60,894   $22,937   $49,540   $27,046
Non-vested benefits....    3,550       479     2,576       423
                         -------   -------   -------   -------
Accumulated benefit
  obligation...........   64,444    23,416    52,116    27,469
Projected future
  compensation
  increases............    7,306       824     6,166       735
                         -------   -------   -------   -------
PBO....................   71,750    24,240    58,282    28,204
Plan assets at fair
  market value.........   83,430    18,769    62,772    20,702
                         -------   -------   -------   -------
PBO (in excess of) or
  less than plan
  assets...............   11,680    (5,471)    4,490    (7,502)
Unrecognized transition
  asset................   (4,566)      (67)   (4,998)     (263)
Unrecognized net (gain)
  loss.................   (4,036)    2,668     3,416     5,061
Adjustment required to
  recognize minimum
  liability............       --    (3,005)       --    (5,304)
Unrecognized prior
  service cost.........    2,291     1,228     2,443     1,241
                         -------   -------   -------   -------
Prepaid pension cost,
  (liability)..........  $ 5,369    (4,647)  $ 5,351   $(6,767)

     The Company has accrued $9,791 and $11,434 for Workers' Compensation claims as of June 30, 1998 and 1997, respectively.

10. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The cost of providing health and life insurance benefits for certain retired employees has been accrued based on the employees' active service lives. The expense for postretirement benefits other than pensions is detailed below. All plans under which these benefits are provided are unfunded.

     The Company continues to fund these benefits as claims are incurred. Spending limitations per annum are in effect for several plans and future retirees of other plans will pay a portion of these costs.

     A summary of plan information is as follows:

                          1998         1997          1996
                          ----         ----          ----
                              (THOUSANDS OF DOLLARS)
Accumulated
  postretirement
  benefit obligation
  (APBO):
  Retirees...........  $   21,854   $    22,196   $   20,989
  Active participants
    eligible to
    receive
    benefits.........       2,157         2,442        2,177
  Other active plan
    participants.....       3,385         3,174        2,516
                       ----------   -----------   ----------
                           27,396        27,812       25,682
  Unrecognized gain
    (loss)...........        (636)         (438)       2,048
  Unrecognized prior
    service cost.....         (42)           --           --
                       ----------   -----------   ----------
                       $   26,718   $    27,374   $   27,730
                       ----------   -----------   ----------
Periodic
  postretirement
  benefit cost:
  Current service
    cost.............  $      356   $       271   $      286
  Interest on
    postretirement
    benefit
    obligation.......       2,087         1,922        1,990
  Net amortization...          84           (11)         (74)
                       ----------   -----------   ----------
                       $    2,527   $     2,182   $    2,202
                       ----------   -----------   ----------
Actuarial
  assumptions:
  Discount rate......        7.25%         7.75%        7.75%
  1998 to 2005 --
    health care cost
    trend rate.......   10.0%-5.5%   10.75%-5.5%   11.5%-5.5%
Effect of a 1%
  increase in health
  care cost trend
  rate:
  Increase year end
    APBO.............         7.4%          7.0%         6.6%
  Increase expense...         8.7%          9.2%         9.5%

11. LEASES

     The Company and its subsidiaries have operating leases covering manufacturing facilities, transportation and material handling equipment, and computer hardware and software expiring at various dates through 2036.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1998:

1999...............................  $ 7,186
2000...............................    4,978
2001...............................    2,765
2002...............................    1,433
2003 and later years...............    2,387
                                     -------
Total minimum payments required....  $18,749

     Rent expense was $13,445, $14,372 and $14,627 for the years ended June 30, 1998, 1997 and 1996, respectively.

12. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company and its subsidiaries are involved in certain legal actions and claims. In the opinion of management, any liability which may ultimately be incurred would not materially affect the financial position or results of operations of the Company.

     The Company retains the risk with respect to certain employee medical and workers' compensation benefits. Medical coverage is capped at $1,000 over the lifetime of the employee. The Company has insurance to cover catastrophic claims for workers' compensation benefits in excess of $500 per claim and $15,100 in the aggregate. Reserves are included in accrued liabilities in the accompanying consolidated balance sheets.

13. COMMON SHARES

     Options to purchase common shares have been granted under various employee stock option plans adopted by shareholders. For each plan, options are exercisable over periods of five or ten years. The option price is either the fair market value at the time the option is granted or 110% of the fair market value at the time the option is granted for those individuals owning more than ten percent of the common shares of the Company. Under the plan, 40% of the options become exercisable one year from the date of grant, an additional 40% after the second year, and the remainder after the third year. The options have a maximum life of ten years from the date of the grant. Summarized below is stock option activity for 1997 and 1998.

                                       RANGE OF
                          SHARES     OPTION PRICES
                          ------     -------------
Stock options
  outstanding at June
  30, 1996..............  387,640   $17.88 - $36.99
Options granted.........  233,450    25.25 -  26.25
Options exercised.......   (6,400)   19.25 -  21.63
Options cancelled.......  (65,986)   29.13 -  36.99
                          -------
Stock options
  outstanding at June
  30, 1997..............  548,704   $17.88 - $36.99
Options granted.........  342,550    25.25 -  29.00
Options exercised.......  (53,070)   17.88 -  29.13
Options cancelled.......  (56,024)   19.25 -  36.99
                          -------
Stock options
  outstanding at June
  30, 1998..............  782,160

     The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective with the 1997 financial statements, but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options previously granted, consistent with the methodology in SFAS 123, the pro forma effects on the Company's net income and income per share would have been:

                               1998       1997
                               ----       ----
Net Earnings
  As reported.............    $43,444    $27,530
  Pro forma...............     42,017     26,836
Diluted
  Earnings per Share
  As reported.............      $2.56      $1.63
  Pro forma...............       2.48       1.59

     The estimated fair value as of date of grant of options granted in 1998 and 1997, using the Black-Scholes option-pricing model, was as follows:

                                 1998     1997
                                 ----     ----
Estimated fair value per share
  of options granted during the
  year.........................  $9.05    $8.38
Assumptions:
  Annualized dividend yield....    2.3%     2.7%
  Common Stock price
     volatility................   28.1%    30.5%
  Risk-free rate of return.....    5.5%     6.5%
  Expected option term (in
     years)....................      7        7

     At June 30, 1998, options for 260,240 shares were exercisable at an average exercise price of $23.63 a share. Shares reserved for the future granting of options were 456,895 at year end; 410,629 were reserved a year ago.

     Under The Standard Products Company's 1997 and 1991 Restricted Stock Plans, 525,000 common shares were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achieving specified performance goals. Generally, transferability of shares earned is restricted for a specified number of years following the year in which they were earned. Until the restrictions lapse, the recipient of earned restricted shares is entitled to all of the rights of a shareholder, including the right to vote the shares, but the shares are restricted as to transferability and subject to forfeiture to the Company during the restricted period. Shares awarded were 62,500 in 1998, 75,000 in 1995 and 187,500 in 1992.
Of the shares awarded, 32,600 shares were earned in 1998, 35,000 shares in 1997 and 18,400 shares in 1996. In 1998, $931 was charged to operations as compensation expense based upon the market value of the earned shares. The similar charge to operations in 1997 and 1996 was $1,051 and $419, respectively. At year end, 200,000 shares remain available for future awards.

14. EARNINGS PER SHARE

     The Company has adopted the provisions of SFAS No. 128, "Earnings per Share." The information required by this pronouncement is presented on the face of the Company's "Consolidated Statements of Operations." A reconciliation of the numerators and denominators of the basic and diluted earnings per share are as follows:

                          1998       1997       1996
                          ----       ----       ----
Net Income...........    $43,444    $27,530    $14,577
                         -------    -------    -------
Basic:
  Basic Shares.......     16,849     16,804     16,758
                         -------    -------    -------
  Basic EPS..........      $2.58      $1.64      $0.87
                         -------    -------    -------
Diluted:
  Basic Shares.......     16,849     16,804     16,758
  Stock Options......        126         52         22
                         -------    -------    -------
                          16,975     16,856     16,780
                         -------    -------    -------
Diluted EPS..........      $2.56      $1.63      $0.87
                         -------    -------    -------

15. SEGMENT INFORMATION

     The Company's operations are in two industry segments. The Transportation Equipment Segment includes extruded and molded rubber and plastic products for automotive, building and marine industries and plastic and magnetic door seals for home appliances. The Tread Rubber Segment produces tread rubber for the truck tire retreading industry. Net sales by segment include both sales to unaffiliated customers, as reported in the Company's consolidated statements of income and intersegment sales. Operating income consists of net sales less applicable operating costs and expenses related to those sales. In computing operating income, general corporate expenses are excluded. Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are those not identifiable with the operations of a segment.

     The Company's major customers include automotive original equipment manufacturers. The percentage of sales of each of these major customers to total consolidated sales for the three-year periods 1998, 1997 and 1996, respectively, has been as follows: Chrysler -- 18%, 18% and 17%; Ford -- 22%, 24% and 26%; General Motors -- 13%, 13% and 14%. Sales to the automotive original equipment customers include a number of different products and types of the same product, the sales of which are not interdependent.

BUSINESS SEGMENT INFORMATION

                           1998         1997         1996
                           ----         ----         ----
                               (THOUSANDS OF DOLLARS)
Net Sales:
  Transportation
    equipment.........  $  969,428   $  976,001   $  958,105
  Tread rubber........     150,256      145,497      135,869
  Less -- intersegment
    sales.............     (18,375)     (13,230)     (10,054)
                        ----------   ----------   ----------
    Net sales.........  $1,101,309   $1,108,268   $1,083,920
Operating Income:
  Transportation
    equipment.........  $   79,705   $   73,100   $   39,836
  Tread rubber........      14,040        9,128        4,078
  Non-recurring
    charge............          --      (17,661)          --
  General corporate
    expenses..........      (5,801)      (5,331)      (5,048)
                        ----------   ----------   ----------
      Total operating
        income........  $   87,944   $   59,236   $   38,866
                        ----------   ----------   ----------
  Other expense,
    net...............     (19,422)     (12,777)     (10,342)
                        ----------   ----------   ----------
    Income from
      operations
      before taxes....  $   68,522   $   46,459   $   28,524
Identifiable Assets:
  Transportation
    equipment.........  $  573,902   $  590,579   $  585,274
  Tread rubber........      82,464       72,483       70,788
  General corporate
    assets............      27,880       28,797       28,633
                        ----------   ----------   ----------
      Total
        identifiable
        assets........  $  684,246   $  691,859   $  684,695
Capital Additions,
  net:
  Transportation
    equipment.........  $   66,099   $   53,683   $   74,456
  Tread rubber........      11,236        5,321        5,228
                        ----------   ----------   ----------
      Total capital
        additions.....  $   77,335   $   59,004   $   79,684
Depreciation and
  Amortization:
  Transportation
    equipment.........  $   50,492   $   48,571   $   48,328
  Tread rubber........       4,639        4,559        4,217
                        ----------   ----------   ----------
      Total
        depreciation
        and
       amortization...  $   55,131   $   53,130   $   52,545

GEOGRAPHIC AREA

                           1998         1997         1996
                           ----         ----         ----
                               (THOUSANDS OF DOLLARS)
Net Sales:
  United States.......  $  593,747   $  619,068   $  618,491
  Canada..............     224,515      218,427      212,046
  Europe..............     229,593      234,504      242,977
  Brazil..............      76,913       58,680       29,479
  Mexico..............         833           --           --
  Less -- inter-area
    sales.............     (24,292)     (22,411)     (19,073)
                        ----------   ----------   ----------
    Net sales.........  $1,101,309   $1,108,268   $1,083,920
Net Income:
  United States.......  $   30,288   $   16,415   $    8,248
  Canada..............      18,628       10,928        8,785
  Europe..............      (2,719)       9,180       10,732
  Brazil..............       1,943       (5,642)     (10,345)
  Mexico..............      (1,018)          --           --
  General corporate
    expenses, net of
    tax...............      (3,678)      (3,351)      (2,843)
                        ----------   ----------   ----------
    Net income........  $   43,444   $   27,530   $   14,577
Identifiable Assets:
  United States.......  $  265,302   $  270,036   $  297,744
  Canada..............      85,009       95,362       79,845
  Europe..............     212,130      202,358      210,215
  Brazil..............      84,512       90,114       68,258
  Mexico..............       9,413        5,192           --
  General corporate
    assets............      27,880       28,797       28,633
                        ----------   ----------   ----------
    Total identifiable
      assets..........  $  684,246   $  691,859   $  684,695

16. INCOME TAXES

                          1998         1997         1996
                          ----         ----         ----
                              (THOUSANDS OF DOLLARS)
Income before taxes:
  United States.......   $43,570      $17,016      $10,626
  Foreign.............    24,952       29,443       17,898
                         -------      -------      -------
      Total...........   $68,522      $46,459      $28,524
Provision for income
  taxes:
  Current taxes:
  Federal.............   $ 7,760      $ 8,887      $ 3,822
  Foreign.............     8,994       11,030        3,585
  State and local.....     2,217        1,882        1,304
                         -------      -------      -------
      Total...........   $18,971      $21,799      $ 8,711
Deferred taxes:
  Federal.............   $ 6,881      $(3,111)     $ 2,656
  Foreign.............      (875)         321        2,536
  State and local.....       101          (80)          44
                         -------      -------      -------
      Total...........     6,107       (2,870)       5,236
                         -------      -------      -------
      Total
        provision.....   $25,078      $18,929      $13,947

     A reconciliation of income tax expense to the U.S. statutory rate is as follows:

Tax at U.S. statutory rate.........    35.0%   35.0%   35.0%
Difference in effective rate of
  international operations.........     (.9)    2.2    10.6
State and local income tax.........     2.2     2.5     3.1
Permanent book to tax differences
  not deductible...................      .5     2.7     2.9
Tax credits........................     (.2)   (1.4)     --
Other, net.........................      --    (0.3)   (2.7)
                                       ----    ----    ----
Effective tax rate.................    36.6%   40.7%   48.9%

     Deferred tax assets (liabilities) result from differences in the basis of assets and liabilities for tax and financial statement purposes. The cumulative effect of the major items follows:

                               1998           1997
                               ----           ----
                             (THOUSANDS OF DOLLARS)
Deferred tax assets:
  Nondeductible accrued
    expenses..............   $  5,500       $  8,200
  Employee benefits.......     15,100         16,000
  Net operating loss and
    tax credit
    carryforwards.........     11,200         11,100
  All other items.........        800          1,700
                             --------       --------
      Total deferred tax
         assets...........   $ 32,600       $ 37,000
  Valuation allowance.....    (11,200)       (11,100)
                             --------       --------
      Net deferred tax
         assets...........   $ 21,400       $ 25,900
Deferred tax liabilities:
  Depreciation and
    amortization..........   $(28,800)      $(24,600)
  All other items.........     (3,900)        (5,400)
                             --------       --------
      Total deferred tax
         liabilities......   $(32,700)      $(30,000)
                             --------       --------
    Net deferred tax
      liabilities.........   $(11,300)      $ (4,100)

     In accordance with the Company's policy, as of June 30, 1998, federal income taxes have not been provided on the undistributed earnings of foreign subsidiaries. If these earnings were distributed, approximately $5,800 of additional tax would be payable.

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized principally due to the inability of its Brazilian subsidiaries to fully utilize available net operating tax loss carryforwards in addition to unutilized tax credits and state net operating tax loss carryforwards. The subsequent recognition of tax benefits relating to the valuation allowance will be reported in the consolidated statement of income as opportunities to utilize these carryforwards become more certain.

     Deferred tax assets are included in Prepaid expenses and Other Assets, net in the accompanying consolidated balance sheets.

17. QUARTERLY AND OTHER FINANCIAL DATA (UNAUDITED)
     The following tables set forth a summary of the quarterly results of operations for the years ended June 30, 1998 and 1997;

                                         1998
                                  THREE MONTHS ENDED
                       -----------------------------------------
                       SEPT. 30   DEC. 31    MARCH 31   JUNE 30
                       --------   -------    --------   -------
                                 (THOUSANDS OF DOLLARS
                                EXCEPT PER SHARE DATA)
Net sales............  $246,173   $282,544   $277,942   $294,650
Gross income.........    27,237     39,304     46,088     53,340
Net income...........     2,811      8,761     13,559     18,313
Earnings per common
  share -- Diluted...  $   0.16   $   0.52   $   0.80   $   1.08

                                         1997
                                  THREE MONTHS ENDED
                       -----------------------------------------
                       SEPT. 30   DEC. 31    MARCH 31   JUNE 30
                       --------   -------    --------   -------
                                 (THOUSANDS OF DOLLARS
                                EXCEPT PER SHARE DATA)
Net Sales............  $265,611   $266,620   $281,774   $294,263
Gross income.........    25,292     31,696     38,761     49,708
Net income...........     1,397      6,344        515     19,275
Earnings per common
  share -- Diluted...  $   0.08   $   0.38   $   0.03   $   1.14

     The Company's common shares are listed on the New York Stock Exchange. Quarterly market and dividend data are shown in the following tables.

                                     PRICE RANGE
                         ------------------------------------
                               1998                1997
                         ----------------    ----------------
                          HIGH      LOW       HIGH      LOW
                          ----      ---       ----      ---
Quarter
  1st................    $27.50    $25.13    $25.75    $18.50
  2nd................    $31.00    $24.44    $26.25    $22.75
  3rd................    $33.56    $25.56    $26.50    $22.00
  4th................    $35.88    $27.75    $26.88    $21.38

                                           CASH DIVIDENDS
                                              DECLARED
                                           --------------
                                           1998     1997
                                           ----     ----
Quarter
  1st..................................    $0.17    $0.17
  2nd..................................    $0.17    $0.17
  3rd..................................    $0.17    $0.17
  4th..................................    $0.17    $0.17
                                           -----    -----
                                           $0.68    $0.68

     There were approximately 921 shareholders as of September 1, 1998.

18. NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This standard establishes guidelines for the display of comprehensive income for financial statement purposes. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

     The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard requires extensive disclosure of operating segments based on the "management approach." This approach organizes segments within a company for making operating decisions and assessing performance. Reportable segments can be based on products and services, geography, legal structure or any other manner in which management disaggregates the company. This Statement requires reporting segment profit or loss, certain specific revenue and expense items and segment assets. It also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts reported in the Consolidated Financial Statements. Restatement of comparative information for earlier periods presented is required in the initial year of application. Interim information is not required until the second year of application, at which time comparative information is required.

     The FASB has issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." This standard revises employers' disclosures on pension and other postretirement benefit plans. The objective of the statement is to standardize the disclosure requirements and report additional information on changes in the benefit obligations and fair value of plan assets.

     SFAS Nos. 130, 131 and 132 are effective for fiscal years beginning after December 15, 1997.

     The FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This standard is effective for fiscal years beginning after June 15, 1999.

     The Company has not determined the impact that the adoption of these new standards will have on its Consolidated Financial Statements or disclosures.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             THE STANDARD PRODUCTS COMPANY

                                         PROXY

                            ------------------------------

     The undersigned hereby appoints RONALD L. ROUDEBUSH, DONALD R. SHELEY, JR. and RICHARD N. JACOBSON, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of The Standard Products Company to be held at the Company's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio, on Tuesday, October 20, 1998 at 9:00 a.m., Eastern Daylight Time, or any adjournment thereof, and to vote the number of shares of said Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. [ ] FOR, or [ ] WITHHOLD AUTHORITY to vote for, the following nominees for election as directors of the class the term of which will expire in 2001: John Doddridge, Leigh H. Perkins, Alfred M. Rankin, Jr., John D. Sigel, and W. Hayden Thompson.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                 WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

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2. On such other business as may properly come before the meeting.

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     THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED,
THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1.

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                                              Receipt of the Notice of Annual
                                              Meeting of Shareholders and Proxy
                                              Statement dated September 15, 1998
                                              is hereby acknowledged.

                                              Dated:                       1998
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                                                      Signature(s)

                                              (Please sign exactly as your name
                                              or names appear hereon,
                                              indicating, where proper, official
                                              position or representative
                                              capacity.)